UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive proxy statement.

☐	Definitive additional materials.

☐	Soliciting material pursuant to Section 240.14a-12

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NOTICE OF THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting of Argo Group International Holdings, Ltd. (“Argo Group” or the “Company”), a Bermuda exempted company limited by shares, will be held on May 6, 2021 at noon local Bermuda time (11:00 a.m. Eastern Time) at 90 Pitts Bay Road, Pembroke, Bermuda and at such other meeting upon any adjournments or postponements thereof.

The Annual General Meeting is called for the following purposes:

1.	Election of the 9 nominees for director named in the accompanying proxy statement for a one-year term;

2.	To vote on a proposal to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers;

3.

To vote on a proposal to approve the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and to refer the determination of its remuneration to the Audit Committee of our Board of Directors; and

4.	To take action upon any other matter that may properly come before the meeting or any adjournments thereof.

The Board has fixed the close of business on March 15, 2021 as the record date for determining those shareholders who will be entitled to vote at the Annual General Meeting.

The Company is actively monitoring COVID-19 developments and related guidance issued by public health authorities. If it is determined to be advisable or required, the Company may hold a virtual-only annual general meeting via live webcast. If this step is taken, the Company will announce the decision to do so in advance, and details on how to participate will be posted on the Company’s website and filed with the Securities and Exchange Commission as additional proxy materials.

Whether you plan to be present at the Annual General Meeting or not, you are requested to promptly submit your proxy either electronically via the Internet or by telephone as described on the Notice of Internet Availability of Proxy Materials or proxy card or by completing, signing and returning the proxy card to ensure that your shares will be represented. Under our Amended and Restated Bye-Laws, all proxies must be received not less than 48 hours prior to the time of the commencement of the Annual General Meeting.

By Order of the Board of Directors

Craig S. Comeaux

Secretary

March 25, 2021

Important Notice Regarding the Availability of Proxy Materials

For the Annual General Meeting to be Held on May 6, 2021

The Proxy Statement, Notice of Annual General Meeting and 2020 Annual Report to Shareholders are available at https://materials.proxyvote.com/G0464B

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HUMAN RESOURCES COMMITTEE REPORT	53

EXECUTIVE COMPENSATION	54

2020 Summary Compensation Table	54

2020 Grants of Plan-Based Awards	56

Outstanding Equity Awards at 2020 Fiscal Year-End	57

2020 Option Exercises and Stock Vested	58

2020 Non-qualified Deferred Compensation	58

Potential Payments upon Termination or a Termination following a Change in Control	59

Equity Awards	63

CEO Pay Ratio	65

PROPOSAL 3: APPROVE ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND TO REFER DETERMINATION OF ITS REMUNERATION TO THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	66

Required Vote and Board Recommendation	66

Relationship with Independent Auditors	66

Report of the Audit Committee	67

ANNUAL REPORT TO SHAREHOLDERS	68

SHAREHOLDER PROPOSALS FOR 2022 ANNUAL GENERAL MEETING	68

ANNEX A – Reconciliation of Operating Income (Loss) to Net Income (Loss)	A-1

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Argo House

90 Pitts Bay Road

Pembroke HM 08, Bermuda

PART 1

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board” or “Board of Directors”) of Argo Group International Holdings, Ltd. (“Argo Group” or the “Company”) of the enclosed proxy to vote common shares of Argo Group (the “Common Shares” or “shares”) at the Annual General Meeting to be held on May 6, 2021, at noon local Bermuda time (11:00 a.m. Eastern Time) at 90 Pitts Bay Road, Pembroke, Bermuda and at such other meeting upon any adjournments, postponements or continuations thereof. This proxy statement and the accompanying proxy card are first being sent or made available to shareholders on March 25, 2021. Note that references to the Company’s website herein do not incorporate by reference the information contained in the website and such information should not be considered a part of this proxy statement.

We are actively monitoring COVID-19 developments and related guidance issued by public health authorities. If it is determined to be advisable or required, we may hold a virtual-only annual general meeting via live webcast. If this step is taken, we will announce the decision to do so in advance, and details on how to participate will be posted on our website and filed with the Securities and Exchange Commission (the “SEC”) as additional proxy materials.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING

Why am I receiving this proxy statement?

The Board of Directors of Argo Group is soliciting your proxy for use at the Company’s 2021 Annual General Meeting to be held on May 6, 2021, at noon local Bermuda time (11:00 a.m. Eastern Time) at 90 Pitts Bay Road, Pembroke, Bermuda and at such other meeting upon any postponements or adjournments thereof. Only holders of record of shares at the close of business on March 15, 2021 (the “Record Date”) will be entitled to notice of and to vote at the Annual General Meeting or such other meeting upon any adjournments or postponements thereof. As of the Record Date, there were 34,708,284 Common Shares issued, outstanding and entitled to vote.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders on March 25, 2021. The Notice contains instructions on how to access the proxy materials for the Annual General Meeting, including this proxy statement, the Notice of Annual General Meeting and 2020 Annual Report to Shareholders. The Notice also contains instructions on how to vote. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of proxy materials by mail. The Company encourages shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual general meetings.

What proposals are to be presented at the Annual General Meeting and what are the Board’s voting recommendations?

As described in further detail later in this proxy statement, the purpose of the Annual General Meeting is to consider and vote upon the following proposals. The Board’s recommendation on each of the proposal is indicated below.

PROPOSAL		BOARD RECOMMENDATION	PAGE REFERENCE
PROPOSAL 1	Election of 9 directors named in this proxy statement for an annual term ending in 2022	FOR	20
PROPOSAL 2	Approval, on an advisory, non-binding basis, of our executive compensation	FOR	30
PROPOSAL 3	Approval of the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and to refer the determination of its remuneration to the Audit Committee of our Board of Directors	FOR	66

As of the date of the Notice of Annual General Meeting, we knew of no other matters to be presented at the Annual General Meeting.

What is the required vote to approve each proposal?

The election of each director nominee named in this proxy statement and the other proposals will be decided by the affirmative vote of a majority of votes casts.

How will my shares be voted?

Subject to certain restrictions set forth in our Amended and Restated Bye-Laws (the “Bye-Laws”) (as described below), each shareholder of record is entitled to one vote per share held on all matters submitted to a vote of shareholders. Your shares will be voted in accordance with your instructions as indicated on your proxy. If you are the shareholder of record and sign and return a proxy card without specifying voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors. All votes will be counted by an inspector of election appointed for the Annual General Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Under our Bye-Laws, no “U.S. Person” (as that term is defined in our Bye-Laws) that owns our shares directly, or indirectly through foreign entities, is entitled to exercise voting power on a matter (either directly or through a person whose ownership of shares in us is attributed to such U.S. Person) where such voting power equals or exceeds 9.5% of the votes conferred on all of our shares entitled to vote on such matter, after taking into consideration all votes held by such U.S. Person directly or through attribution.

How many shares must be present to conduct the Annual General Meeting?

Pursuant to our Bye-Laws, a majority of the outstanding shares carrying the right to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual General Meeting. Under Bermuda law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied. A broker non-vote, as further explained below, occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

If your shares are registered in your name on the Record Date, you are a shareholder of record. When you properly vote in accordance with the instructions provided on the Notice or proxy card, you are instructing the named proxies to vote your shares in the manner you indicate on your proxy.

If your shares are held in the name of your bank, broker or other nominee (herein referred to generally as a “Broker”), which is usually the case if you hold your shares in a brokerage or similar account, your shares are held in “street name.” Your Broker is the shareholder of record for your shares. As the holder of record, only your Broker is authorized to vote or grant a proxy for your shares. If your shares are held in “street name,” you should follow the instructions on your voting instruction form and provide specific instructions to your Broker on how to vote the shares they hold for you.

What is a “Broker Non-Vote”?

A broker non-vote occurs when a Broker submits a proxy on behalf of a beneficial owner for the Annual General Meeting, but does not vote on a particular proposal because such Broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Broker non-votes (like abstentions) will be counted as present for purposes of determining a quorum. Such Broker has the discretion to vote your shares on “routine” matters, but not on non-routine matters. Routine matters include only Proposal 3 (Approval of the appointment of Ernst & Young as our independent auditors for the fiscal year ending December 31, 2021 and to refer the determination of its remuneration to the Audit Committee of our Board of Directors). All other proposals to be presented at the Annual General Meeting are considered “non-routine” and therefore Brokers will not have discretionary authority to vote your shares with respect to the other proposals to be presented at the Annual General Meeting. Therefore, it is important that you instruct your Broker how to vote your shares.

How do I vote my shares?

If you are a shareholder of record with respect to shares on the Record Date. You may vote by one of the following four options:

•

Vote via the Internet. Go to the web address specified on the Notice or proxy card and follow the instructions indicated on the site. Your vote by Internet authorizes the named proxies to vote your shares in the same manner as if you had signed, dated and returned a proxy card.

•

Vote by Telephone. On a touch tone phone, dial the number indicated on the Notice or proxy card and follow the simple voice prompts. Your vote by telephone authorizes the named proxies to vote your shares in the same manner as if you had signed, dated and returned a proxy card.

•	Vote by Proxy Card. Complete, sign, date and return a proxy card.

•	Vote in Person. Complete, sign and date a ballot at the Annual General Meeting.

Even if you plan to attend the Annual General Meeting in person, we encourage you to vote your shares in advance via the Internet, by telephone or by signing, dating and returning your proxy card.

If your shares are held by a Broker in “street name,” please follow the instructions you receive from your Broker to vote your shares. You may need to contact your Broker to determine whether you will be able to vote electronically via the Internet or by telephone. If you wish to vote in person at the Annual General Meeting you must provide an executed proxy from your Broker indicating that you were the beneficial owner of the shares on the Record Date, and that such Broker is giving you its proxy to vote the shares.

Please note that under our Bye-Laws, all proxies must be received 48 hours prior to the time of the commencement of the Annual General Meeting. This means that your proxy must be received by 11:00 a.m. Eastern Standard Time (noon local Bermuda time) on May 4, 2021.

If you return your proxy by mail, please ensure you leave enough time for your proxy to be mailed and received by the inspector of election. Also note that if your shares are held through a Broker, such entity may have even earlier deadlines by which to submit your vote. Please follow their instructions accordingly.

What do I need for admission to attend the Annual General Meeting?

All shareholders attending the Annual General Meeting in person will be required to show valid picture identification. If your Common Shares are in the name of your Broker, you will also need to bring evidence of your share ownership as of the Record Date, such as your most recent brokerage account statement or a copy of your voting instruction form. If you do not have valid picture identification or proof of your stock ownership, you may not be admitted to the meeting. For security purposes, packages and bags will be inspected and you may be required to check these items. Please arrive early enough to allow yourself adequate time to clear security.

Who will count the votes?

All votes will be counted by an independent inspector of election appointed for the Annual General Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (if any).

How can I find out the results of the voting at the Annual General Meeting?

We will report voting results of the Annual General Meeting within four business days in a Current Report on Form 8-K or other appropriate filing with the SEC, as applicable.

Can I change my vote?

If your shares are registered in your name, you may revoke your proxy and change your vote prior to the completion of voting at the Annual General Meeting by:

•

submitting a valid, later dated proxy card in a timely manner that is received no later than 48 hours prior to the time of the commencement of the Annual General Meeting; that is, by noon local Bermuda time (11:00 a.m. Eastern Time) on May 4, 2021;

•

submitting a later dated vote by telephone or through the Internet in a timely manner (and in any event no later than 48 hours prior to the time of the commencement of the Annual General Meeting; that is, by noon local Bermuda time (11:00 a.m. Eastern Time) on May 4, 2021;

•

giving written notice of such revocation to the Company’s corporate secretary (at Argo House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda), which written notice is received at least 48 hours prior to the time of the commencement of the Annual General Meeting; that is, by noon local Bermuda time (11:00 a.m. Eastern Time) on May 4, 2021; or

•	attending and voting at the Annual General Meeting (although attendance at the meeting will not by itself revoke a proxy).

If your shares are held by a Broker “street name” and you wish to revoke a proxy, you should contact your Broker and follow its procedures for changing your voting instructions. You also may vote in person at the

Annual General Meeting to revoke an earlier proxy if you provide an executed proxy from your Broker indicating that you were the beneficial owner of the shares on the Record Date, and that such Broker is giving you its proxy to vote the shares.

Only the latest dated validly executed proxy that you submit will count.

Please note that under our Bye-Laws, all proxies must be received 48 hours prior to the time of the commencement of the Annual General Meeting. This means that your proxy must be received by noon local Bermuda time (11:00 a.m. Eastern Time) on May 4, 2021.

Who will pay the costs of solicitation?

Argo Group will bear the expense of this mail solicitation, which may be supplemented by telephone, facsimile, email and personal solicitation by our officers, employees and agents. To aid in the solicitation of proxies, we have retained Innisfree M&A Incorporated for a fee of $20,000, plus reimbursement of expenses. We may incur additional fees if we request additional services.

Why did I receive multiple copies of the proxy materials?

If you receive more than one package of our proxy materials, it means that you have multiple accounts holding your Common Shares. These may include: accounts with our transfer agent, American Stock Transfer & Trust Company, and accounts with a Broker. In order to vote all of the shares held by you in multiple accounts, you will need to vote the shares held in each account separately. Please follow the voting instructions provided on the Notice, proxy card and any voting instruction card from your Broker that you received to ensure that all of your shares are voted.

What is “householding” and how does it work?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker and direct your request to Investor Relations, Argo Group, 90 Pitts Bay Road Pembroke, HM 08, Bermuda or by calling 441-296-5858. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should also contact their broker and the Company.

CORPORATE GOVERNANCE

Our Strong Corporate Governance Practices

✓	Independent Chairman
✓	Fully independent Board (except CEO)
✓	Annual review of director independence
✓	Annual election of directors
✓	Shareholders holding 10% of shares have right to call a special meeting
✓	Shareholder right to remove any director without cause
✓	Majority vote standard for director elections
✓	Single voting class stock
✓	No poison pill
✓	Regular executive sessions of independent directors
✓	Annual management succession planning
✓	Annual “say-on-pay” vote
✓	Clawback provisions
✓	Prohibition on pledging and hedging of shares
✓	Robust Corporate Governance Guidelines and Code of Conduct and Business Ethics
✓	Regular review of Board committee charters

The Board of Directors maintains robust Corporate Governance Guidelines that reflect local and international developments. The Risk & Capital Committee and Audit Committee of the Board of Directors are regularly briefed on emerging governance issues relevant to our international footprint as well as evolving regulatory developments, especially in Bermuda, the U.S., the United Kingdom, and the E.U. Our corporate governance, compliance, risk management, and internal controls policies are reviewed at least annually.

Board Leadership Structure

The Board has chosen to separate the position of Chief Executive Officer from the position of Board Chairman. The Company believes that this separation of positions is an appropriate structure that provides both support and balance for management and overall risk oversight for the Company because it creates a lead director that is independent from management. Separating these positions allows our Chief Executive Officer to focus on developing and implementing the Company’s business plans and supervising the Company’s day-to-day business operations, and allows our Board Chairman to lead the Board in its oversight, advisory, and risk management roles.

Director Independence

The Board has determined that each of its directors and director nominees except Kevin J. Rehnberg, the President and Chief Executive Officer of Argo Group, is “independent” in accordance with the applicable corporate governance requirements of the listing rules of the New York Stock Exchange (“NYSE”) as currently in effect. In addition, F. Sedgwick Browne, Hector De Leon, Mural R. Josephson, John R. Power, Jr. and Gary V. Woods, who each retired from the Board at the 2020 Annual General Meeting, were considered independent.

Executive Sessions of Independent Directors

In order to promote open discussion among the independent directors, the Board schedules regular executive sessions in which those directors meet without management participation. During 2020, the independent directors met in executive session four times. The Chairman of the Board presides over executive sessions. In addition, each Committee of the Board of Directors meets in executive session without management participation during regularly scheduled committee meetings.

Code of Business Ethics and Conduct

The Board has adopted Corporate Governance Guidelines and a Code of Conduct and Business Ethics (the “Code of Conduct”) that applies to all its directors, officers and employees, including the principal executive officer and the principal financial officer, copies of which are available on the Company’s website at www.argolimited.com under the “Investors” tab and then the “Governance” tab. In addition, copies of the Code of Conduct can be obtained, free of charge, upon written request to our principal executive offices as follows: Investor Relations, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. Any amendments to or waivers of the Code of Conduct that apply to the Board or its executive officers will be disclosed on our website.

Committees and Meetings of the Board

The standing committees of the Board are the Audit Committee, the Human Resources Committee, the Investment Committee, the Nominating and Corporate Governance Committee and the Risk & Capital Committee. The Board has adopted written charters for the Audit, Human Resources, Investment, Nominating and Corporate Governance and Risk & Capital Committees that specify the scope of each committee’s responsibilities. Each committee charter is available on our website at www.argolimited.com under the “Investors” tab and then the “Governance” tab.

During 2020, all directors attended 75% or more of the aggregate meetings of the Board and of the Committees of the Board on which they served. In addition to regularly scheduled board and committee meetings, the Board holds informational calls with management throughout the year to receive information on matters pertaining to the Company. While Argo Group does not have a policy requiring directors to attend Annual General Meetings, the Company encourages directors to attend shareholder meetings and all of the director nominees attended the Company’s virtual 2020 Annual General Meeting held in April of 2020.

Board Committees

Committee Composition and Number of Meetings in 2020

Director	Audit	Human Resources	Investment	Nominating and Corporate Governance	Risk & Capital
Bernard C. Bailey	✓	✓
Thomas A. Bradley	✓(FE)	✓
Fred R. Donner	✓(C)(FE)				✓
Anthony P. Latham				✓	✓
Dymphna A. Lehane	✓	✓(C)
Samuel G. Liss		✓		✓(C)
Carol A. McFate			✓	✓
Kathleen A. Nealon	✓				✓
Al-Noor Ramji			✓		✓(C)
Kevin J. Rehnberg			✓		✓
John H. Tonelli			✓(C)	✓

Number of Meetings in 2020 Full Board: 7	5	4	4	5	4

(C) – Committee Chair

(FE) – Audit Committee Financial Expert

Audit Committee

Each member of the Audit Committee is “independent” and meets the other requirements for audit committee membership as defined by applicable NYSE listing rules and SEC rules for audit committee members.

Messrs. Bradley and Donner are qualified as “audit committee financial experts” within the meaning of applicable SEC rules and regulations governing the composition of the Audit Committee.

The Audit Committee assists the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the independent registered public accounting firm, and (iv) the performance of the Company’s internal auditing department and the independent registered public accounting firm. Its primary responsibilities, among other items, include (a) reviewing and discussing with management and the outside audit firm the quarterly and annual financial results and other financial information of the Company, (b) the appointment, replacement, compensation and oversight of independent auditors, (c) reviewing all recommendations by the auditors with respect to accounting methods and internal controls of the Company, (d) the review and advance approval of audit and non-audit services provided by the auditors, (e) oversight of the effectiveness of the Company’s internal audit function, (f) otherwise providing oversight for the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company, (g) providing oversight of the Company’s compliance with legal and regulatory requirements, and (h) the review, approval or ratification of all related party transactions. In addition, the Committee establishes procedures for complaints relating to accounting, internal accounting controls or auditing matters as well as procedures for confidential, anonymous submission by Company employees of any concerns regarding questionable accounting or auditing matters.

In recommending an independent registered public accounting firm for the Company, the Audit Committee annually considers the performance and integrity of the independent auditors, the experience and qualifications of the lead audit partner, the geographic scope of their practice as compared to the Company’s geographic scope, their insurance industry expertise, the appropriateness of their fees, the Public Company Accounting Oversight Board (“PCAOB”) reports on the firm and its peers, and other factors deemed appropriate.

Investment Committee

The Investment Committee assists the Board in the oversight of the Company’s key investment objectives, strategies and policies. The Committee’s responsibilities include, among other items, (a) approval of the Company’s Investment Policy including the investment guidelines and asset allocation ranges set forth therein, (b) oversight of the Company’s investment transactions and its outside investment managers to determine whether such investment transactions are in accordance with the Company’s Investment Policy, (c) ensuring that appropriate selection criteria are developed to identify and select the Company’s outside investment managers and periodically reviewing the performance of the Company’s outside investment managers, (d) oversight of management’s administration of the Company’s investment portfolio, including recommended strategic asset allocations and the performance of the portfolio under anticipated and stress test scenarios, and (e) approval of any Company derivative policy and review of management analysis and reports on potential hedging programs and derivative transactions.

Human Resources Committee

Each member of the Human Resources Committee is “independent” in accordance with the applicable corporate governance requirements of the listing rules of NYSE as currently in effect. Each member of the Human Resources Committee also qualifies as a “non-employee director” under Section 16 of the Exchange Act. The Human Resources Committee’s responsibilities include, among other items, (a) overseeing the compensation of the Company’s executive officers and directors, (b) reviewing and discussing with the Company’s management the Compensation Discussion and Analysis contained in this proxy statement, (c) producing an annual report on executive compensation for inclusion in the Company’s proxy statement, (d) overseeing and advising the Board on the adoption of plans and policies that govern the Company’s compensation programs, (e) reviewing management’s succession plans for the Company’s Chief Executive Officer and other primary executive officers, and (f) determining and monitoring stock ownership guidelines.

Human Resources Committee Interlocks and Insider Participation

No interlocking relationships existed between any member of the Board or Human Resources Committee and any member of the board of directors or compensation committee of any other company during the last fiscal year. See “Related Persons Transactions – Certain Related Person Transactions” below for certain transactions involving the Company in which one of our former directors may be deemed to have an indirect interest. The Company does not deem such interest to be material.

Risk & Capital Committee and Oversight

While the Board has the ultimate responsibility for overseeing and approving the Company’s risk strategy, risk appetite and risk tolerance levels, the Risk & Capital Committee provides oversight of the Company’s policies and procedures relating to compliance and risk management and also oversees the adequacy of the Company’s capital as measured using our own economic capital model and against various regulatory and other requirements taking into account all risks to which the Company is exposed. Risk management is a collaborative effort of management, the Board and several functions within the Company that are focused on risk. Please see the section entitled “Enterprise Risk Management and Governance Frameworks” below for further details.

Nominating and Corporate Governance Committee

Each member of the Nominating and Corporate Governance Committee is “independent” in accordance with the applicable director independence rules of NYSE as currently in effect. The purpose of the Nominating and Corporate Governance Committee is to (a) establish criteria for Board member selection and retention, (b) identify individuals qualified to become Board members, (c) review and recommend to the Board individuals to be nominated or re-nominated for election as directors, including nominees submitted by shareholders in accordance with the requirements of our Bye-Laws as well as the Shareholder Recommendation Procedure set forth in our Nominating and Corporate Governance Committee charter, or to fill vacancies on the Board, and (d) recommend directors for appointments to one or more of the Board’s standing committees. The Committee is also charged with establishing evaluation criteria and an evaluation process applied by the Board and each Committee in its self-evaluation process.

Board Refreshment and Cooperation Agreement

The diverse skillset of our Board is enhanced by both the fresh perspectives brought by our newer directors, as well as the industry and Company-specific expertise of our longer-tenured directors, who have the experience of guiding our Company through the extended business cycles faced by the insurance industry. The Board experienced significant refreshment events in late 2019 and in 2020, both as a result of the Board’s internal refreshment efforts and as a result of the Cooperation Agreement by and among the Company and Voce Catalyst Partners LP, Voce Capital Management LLC, Voce Capital LLC and Voce Catalyst Partners New York LLC (collectively, “Voce”), dated as of December 31, 2019. Following the 2020 Annual General Meeting, five of our longer-tenured directors retired from the Board — Messrs. Woods, Browne, De Leon, Josephson and Power. The Board appointed Ms. McFate as director on February 7, 2020, and shareholders elected Messrs. Bailey, Donner and Rehnberg to the Board at the 2020 Annual General Meeting.

Process for Nominating Directors

The Nominating and Corporate Governance Committee may receive recommendations for director nominees from various sources such as officers, directors and shareholders and it may also use third party consultants such as search firms to assist in identifying and evaluating potential nominees. The Nominating and

Corporate Governance Committee assesses several factors when evaluating director nominees including, but not limited to, the current needs of the Board and, with regard to a nominee, their: (a) integrity, honesty and accountability; (b) successful leadership experience and strong business acumen; (c) forward-looking strategic focus; (d) collegiality; (e) gender and ethnicity, (f) independence and absence of conflicts of interests; and (g) ability to devote necessary time to meet director responsibilities. In addition, the Nominating and Corporate Governance Committee looks for nominees exhibiting specific skills and expertise in the following areas: (a) accounting and finance; (b) business operations; (c) business strategy; (d) corporate governance; (e) technology/digital strategies; (f) executive leadership; (g) industry knowledge; (h) international operations/global markets; (i) investment management; (j) legal/regulatory; and (k) risk management. The Nominating and Corporate Governance Committee will ultimately recommend nominees who will enhance the Board’s ability to oversee, in an effective manner, the management of the affairs and business of the Company.

The Nominating and Corporate Governance Committee seeks a diverse and appropriate balance of members who have the experience, qualifications, attributes and skills that are necessary to oversee a publicly traded, growth oriented insurance organization that operates in multiple jurisdictions. In addition, the Nominating and Corporate Governance Committee seeks directors with experience in a variety of professional disciplines and business ventures that can provide diverse perspectives on the Company’s operations. The Committee evaluates the types of backgrounds that are needed to strengthen and balance the Board based on the foregoing factors and will nominate candidates to fill vacancies accordingly. For a discussion of the specific experiences, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee to conclude that each director should serve on the Board, see the skills chart and biographical information section beginning on page 21.

Shareholders wishing to recommend a director candidate to serve on the Board may do so by providing a written recommendation to the Company. Any recommendations should be sent to Argo Group International Holdings, Ltd. c/o Craig S. Comeaux, Secretary, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. The Company will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates. Once the Nominating and Corporate Governance Committee receives a recommendation from a shareholder, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement, if nominated. Shareholders may also directly nominate a candidate for director pursuant to the advance notice provisions of the Company’s Bye-Laws.

Enterprise Risk Management and Governance Frameworks

Overview

The Company believes that its enterprise risk management framework and oversight activities are structured in a way that enables us to take an active approach to risk management in a dynamic legal, regulatory and business environment. Through the efforts of management, our internal risk management function and the Board, we seek to manage our risk exposures within agreed risk tolerances, while recognizing that taking appropriate risks provides us with opportunities that are beneficial to the Company and its shareholders.

Risk Management Policy

Conducting our insurance business operations and related services in a prudent manner requires us to establish sound governance mechanisms, including a sound risk management and internal controls framework. The Company is committed to establishing and maintaining a sustainable risk management framework as an integral part of its business model supporting business planning and capital management.

Enterprise Risk Management (“ERM”) is a company-wide process with oversight from the Board that identifies, assesses, monitors, manages and reports risks that could materially influence our ability to deliver on our strategic objectives.

We consider the implementation of our ERM framework as a strategic imperative to enhance shareholder value, not only to meet legal and regulatory requirements but also to gain a competitive edge by improving its understanding of our risks and capital requirements for solvency on a per risk and an aggregated basis. we have designed our framework for managing enterprise risks to be aligned with international standards, such as ISO 31000, and to take into consideration the interests of our shareholders, policyholders and other counterparties.

The objectives of our ERM Framework are designed to ensure that:

1.	All reasonably foreseeable material risks, including financial and non-financial and current and contingent exposures are identified;
2.

The potential impact of such material risks, including material risks affecting capital requirements and capital management, short-term and long-term liquidity requirements, policyholder obligations and operational strategies and objectives are assessed; and

3.	Policies and strategies are developed and maintained to effectively manage, mitigate and report material risks.

Risk Management Strategy

Our risk management strategy encompasses our Three Lines of Defense Model and Risk Appetite Framework, as further explained below, as methods for addressing and managing material business risks. Our strategy is based on and implemented through the respective policies, targets, guidelines, requirements and budgets approved by the Risk & Capital Committee of the Board on a periodic basis. Our strategy is reviewed annually and ERM objectives are agreed upon by the Risk & Capital Committee each year.

The ERM framework continues to be developed and enhanced over time in response to market developments and tested against external Risk Maturity Model standards. The Chief Risk & Sustainability Officer (the “CR&SO”) annually presents to the Risk & Capital Committee a review of the effectiveness of risk management across the organization. Additionally, in 2020, the Risk & Capital Committee commissioned an independent assessment of the effectiveness of our ERM framework.

Three Lines of Defense Model

The organizational boundaries of our internal control framework consist of three lines of defense:

1.

Business Leadership: Risk owners within each business function are charged with the task of identifying, assessing, measuring, monitoring, reporting and mitigating risks associated with a department’s respective functions and responsibilities. The CR&SO, who reports to the Risk & Capital Committee, plays a key role in risk management by coordinating, facilitating and overseeing the effectiveness and integrity of our risk management activities at a business function level. Risk owners within each business function are also charged with establishing, maintaining and enhancing the methodology and tools used to identify and evaluate risks and, where risks are outside our risk appetite, ensuring an appropriate response applied by the respective risk owner.

2.

Compliance Function: The compliance function supports executive management and the Board in ensuring it remains compliant with relevant regulations in the territories in which it operates. Compliance achieves this by monitoring regulatory developments, advising management on maintaining compliance, monitoring and reporting on compliance performance and the provision of compliance training to staff.

3.

Internal Audit: The Internal Audit department provides the third line of defense by assessing the effectiveness of our risk management processes, practices and internal controls and providing timely feedback and assurance to the Board on the adherence to our risk management framework. The Head of Internal Audit reports to the Audit Committee of the Board on issues related to the internal control framework.

Risk Management Framework

The focus of our risk management framework is on “reasonably foreseeable material risks,” meaning those exposures (financial and non-financial, on and off-balance sheet, current and contingent exposures) that we can identify in advance as having the potential, should they occur, to change the way relevant stakeholders would assess our solvency and/or liquidity position or risk profile. Relevant stakeholders include the Board, senior management, policyholders, investors and the various types of entities that monitor and regulate our business activities and securities.

Key elements of our risk-management framework are summarized below:

1.

Framework Purpose: Our risk management framework is designed to enable us to achieve an accurate and timely understanding of (1) the nature, caliber, and sensitivity of the material foreseeable risks to which we are exposed, (2) our ability to mitigate or avoid such risks and (3) to the extent that an identified risk falls outside of our risk appetite, what course of action is necessary to address such risk consistent with our business plans and risk tolerances for continual improvements. We have established policies to identify and address existing as well as evolving and emerging risks that have the potential to materially impact our strategy, capital and solvency adequacy, volatility of our results, expected shareholder returns or our ability to meet our commercial, legal and regulatory obligations.

2.

ORSA: The risk management function has responsibility across all of Argo Group for the implementation of the ERM framework. Central to our approach is our Own Risk & Solvency Assessment (“ORSA”) process, which reports the key threats and opportunities facing the business on a quarterly basis to the Risk & Capital Committee, provides an overall evaluation of the capital and solvency implications as well as periodic reporting of our performance in meeting our objectives against risk appetite. This, in turn, feeds into an annual ORSA report which is presented to our regulators.

3.

Strategic Risk Landscape: Throughout the year, risks related to our business are reviewed and evaluated at all levels. A strategic risk landscape is used to communicate to both senior management and the Risk & Capital Committee the principal threats and opportunities that could impact the organization’s strategy and how these are being addressed over time. Based on these assessments, risk owners strive to ensure that appropriate risk management actions have been taken to address and mitigate risks where necessary. The objective remains that underwriting, and investment activities remain consistent with management’s strategic and business plans, as approved by the Board.

4.

Risk Models: We employ various data sources and risk models and continue to evaluate and fortify our processes and protocols to assure the integrity of such tools. The internal capital model is actively used to manage risk / reward decisions, including optimizing reinsurance protections and accordingly is subject to ongoing review through independent model validation reviews. This enables us to improve our quantitative and qualitative views of risk over time.

5.	Capital Allocation: The risk management techniques, especially with regard to our internal capital model, are actively used to inform the allocation capital to underwriting and investment operations and report on Return on Allocated Capital (“ROAC”) as part of our business portfolio performance framework.

6.

Monitoring and Reporting: We monitor, review and report to the Risk & Capital Committee on these activities regularly. Protocols are in place for the reporting of operational risk events and the escalation of risk tolerance breaches.

Risk Appetite Framework

The Risk Appetite Framework brings together the overall approach for articulating and managing risk appetite, risk preferences, risk tolerances, and risk limits. It describes how this is organized and what processes and procedures underpin its implementation in practice. Our framework is intended to provide clarity regarding acceptable amounts of risk to assist our decision makers in the Company.

Our Risk Appetite Framework achieves this by defining our ability to take risk through a series of qualitative risk appetite statements that are communicated across the organization, supported by quantitative risk appetite measures and risk tolerances and limits. The risk appetite is based on our available capital and liquidity and is reflected in Board-approved business plans. The CR&SO advises the Board on periodic changes to risk appetite and risk tolerances, which are formally approved annually. Risk tolerances define acceptable boundaries in terms of volatility and provide a frame of reference to align behaviors in the Company.

Our Risk Appetite Framework is reflected in our strategic and business planning. We actively use our internal capital model to track risk tolerance limits and allocate capital to the businesses with the greatest potential to exceed ROAC targets, while staying within agreed risk limits. In the event of risk tolerances being exceeded, internal guidelines ensure appropriate escalation and management actions. If necessary, risks are ceded or hedged through reinsurance, derivatives, or other forms of risk transfer in accordance with our policies.

Risk tolerances and limits encompassed in our Risk Appetite Framework include:

•

Primary enterprise-wide portfolio risk appetite measures which are based on our overall portfolio and designed to protect our capital and liquidity position and limit the likelihood of an economic loss for the year;

•

Secondary, supplementary limits, which serve to limit losses that can arise out of individual risk categories or accumulations, such as natural catastrophes and terrorism, and to limit market and credit risks that could materially impact our solvency were they to materialize; and

•

Other limits, which are designed to protect and preserve our profit/loss performance, reputation and strategic agility and thus protect our future business potential. These limits include parameters for individual risks that could cause permanent damage to how our customers, clients, shareholders and staff perceive us.

All significant policies and procedures associated with our Risk Appetite Framework are documented in writing and available to the Board, management and employees.

Risk Aware Culture

By embedding risk management into our decision-making and creating risk champions at the senior management level, it allows us to oversee risks from a likelihood and consequential perspective and to prioritize the risks most important for senior management and Board oversight. Regular environmental scanning is a key to avoiding or mitigating risks before they become critical.

Information Security and Data Protection

Our information security program and approach are based on the National Institute of Standards and Technology Cybersecurity Framework. In 2020 a third-party auditor performed an independent assessment of our information security and data protection program. With the findings, we take a quantitative, risk-based approach in developing our strategic roadmap. The latest results indicate that the maturity of the current program is above the insurance industry average. However, as part of continuous improvement, we strive to continue to mature and build a robust and resilient environment to protect and defend against bad actors.

The Company maintains a Data Protection Framework and program that includes an Information Security Policy, Privacy Policy, and Third-Party Risk Management Program, with a commitment to carefully managing personal information we require to operate our business and comply with all regulations in the jurisdictions in which we operate, including specifically addressing the rights of individuals regarding control of data we may hold related to them. Policies are derived from internationally recognized privacy and cybersecurity regulations, frameworks, and principles. During 2020 we experienced no material data privacy breaches involving personal information or customer information.

We only share personal information with affiliates, business partners, third-party service providers, or vendors when we have a legitimate business purpose for doing so and when permissible by law. We require third parties to maintain similar standards to ours to protect personal information as verified by our due diligence process. We have implemented a holistic and consistent risk mitigation process to identify and assess the cyber posture of third parties providing commodities or services to any of Argo’s legal entities.

We have implemented multiple layers of data protection to minimize the risks to systems, personal information, and the privacy of individuals. Such protection includes perimeter security controls, network security controls, endpoint security controls, application security controls, data security controls, logical and physical access controls, maintaining up-to-date inventories (authorized hardware and software), system hardening and monitoring, usage of modern protection software and third-party risk assessments, 24/7 monitoring and response, testing of incident response procedures (table-top exercises), annual information security awareness training, and monthly phishing tests of all Argo employees. During 2020 we experienced no material cybersecurity or data privacy breaches. The Chief Security Officer reports to the Board Risk & Capital Committee at least twice per year on these matters.

Shareholder Engagement

Our Board believes that shareholder engagement is essential to understanding our investors’ interests and is a key part of our commitment to strong corporate governance. For more information regarding our recent engagement efforts and our response, please refer to the section entitled “Compensation Discussion and Analysis — Shareholder Engagement and Responsiveness to 2020 Advisory Vote on Executive Compensation” on page 36.

In addition to this recent shareholder engagement effort, the Company regularly meets with its investors throughout the year. These meetings are conducted at major financial services industry conferences and at events sponsored by the Company and are attended by various members of our senior management. Our independent directors also periodically engage with our shareholders, in an effort to pursue important dialogue. All of these engagements cover a variety of matters that are important to our shareholders, including recent developments at the Company, our financial and operational performance, our long-term strategic and financial goals and industry-wide trends, and other topics that may be raised by our shareholders. The Company also welcomes opportunities to meet with its significant shareholders to discuss and receive feedback on matters related to the Company’s corporate governance and related environmental and social issues.

Our Board receives regular briefings on these shareholder meetings and incorporates the resulting input as appropriate.

Shareholders and other interested parties who wish to communicate with the Board, a specific director or the independent directors as a group may send written communications to Argo Group International Holdings, Ltd. c/o Craig S. Comeaux, Secretary, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. The Secretary

will forward such communication to the individual director or directors to whom the communication is directed, if any. If the communication does not specify a recipient, the Secretary will forward it to the full Board or to the directors the Secretary believes are most appropriate.

Corporate Responsibility

We recognize that our stakeholders are increasingly focused on our approach to corporate responsibility, including environmental and social matters. In response, Argo Group has taken a structured approach to ensure sustainability matters are incorporated into its business operations. The Company has also enhanced its focus on environmental, social and governance (“ESG”) disclosure on the Company website. For our latest ESG report, refer to our website, www.argolimited.com under the heading “Investors.”

Argo Group established a Sustainability Working Group (“SWG”) in 2016, which is dedicated to the oversight of sustainability and ESG policies, processes and issues facing the organization. The SWG coordinates Argo Group’s approach and maintains a sustainability threat and opportunity assessment. This risk assessment considers both upside (opportunity) and downside (threats) risks that could impact Argo Group as related to sustainability matters. The SWG receives a detailed threat and opportunity analysis of the major sustainability risks facing the organization every six months and escalates key issues to the ERM steering committee. The CR&SO reports on material sustainability-related issues, including topics related to climate change, to the Board’s Risk & Capital Committee on a quarterly basis as required.

Environment

We demonstrate our commitment to addressing climate change issues through our active membership in ClimateWise, a global insurance industry leadership group facilitated by the University of Cambridge Institute for Sustainability Leadership. As part of our membership, we have provided disclosures in line with the ClimateWise Principles, which guide members’ contribution to the transition to a low-carbon, climate-resilient economy – these being aligned to the Task Force on Climate-related Financial Disclosure (TCFD) recommendations – and we continue to work toward achieving these goals as applicable to the Company. During 2020, we also disclosed the Company’s greenhouse gas emissions for scope 1, 2, and 3 inventories against ISO 14064-1 and have set targets for their reduction for 2021, based on a 2019 baseline year. For more information, refer to our website, www.argolimited.com under the heading “About” and then “Corporate Responsibility.”

Focus on Climate Change Risk: We have classified climate change as a material emerging risk, and it is regularly monitored for the primary purpose of assessing the potential impact of climate change on Argo Group’s business operations, insurance products, and clients. We continue to monitor and evaluate scientific and political developments through our emerging risk process and exposure management activities.

Argo maintains its own view of natural catastrophe risk informed by proprietary models, which is used to make underwriting and management decisions. It is based on a combination of third-party vendor models, plus our in-house adjustments specifically recognizing factors such as climate volatility. In cases where a model does not exist or is not appropriate, we have developed proprietary models (e.g., for North American Wildfires). We have considered the effect of climate change on historical U.S. hurricane landfall rates by region and category. However, we recognize that considerable uncertainty remains. We are unable to explicitly isolate the effect of climate change to quantify its effect on losses. We regularly consider potential climate change scenarios within our Stress & Scenario Testing Framework and in completing validation of our catastrophe and capital models. We are piloting the development of more detailed climate tests in line with Prudential Regulatory Authority (PRA) expectations under their Policy Statement PS11/19. The scenario analysis is based on both a short-term view of financial risks within the current business planning horizon and also a long-term view taking into consideration scenarios where average global temperatures continue to rise consistent with a 2-degree Celsius overall rise and/or scenarios where a transition to a low-carbon economy occurs in either an orderly or disorderly manner over the next 15 to 20 years.

Social

Diversity and Inclusion: We are committed to fostering and preserving an inclusive and diverse culture. The collective sum of the individual differences, life experiences, knowledge, education, innovation, self-expression, unique capabilities and talent that our employees invest in their work represents a significant part of not only our culture but our reputation and the Company’s achievements. To this end, Argo adopted and published a Board-approved Diversity & Inclusion (“D&I”) policy in October of 2019, coupled with a new D&I program to be seen overseen by a Diversity & Inclusion Committee. During 2020, Argo established this D&I Committee and a formal D&I Vision Statement. We also established nine active employee resource groups and conducted the annual Companywide Employee Engagement survey designed to provide management with actionable insights into employee wellbeing and sense of inclusion.

Training and Development: We believe developing our employees professionally and personally strengthens our entire organization. Our strategy incorporates a strong focus on talent management, carefully planning our workforce needs and matching these needs through thoughtful, cadenced talent retention, development, promotion and acquisition plans. We provide innovative digital and experiential tools and opportunities to assist our team members with career development and in building connections with peers and mentors, which we believe naturally supports positive business performance. We are intensely committed to developing our global team, and we operate through structured annual talent management and succession planning processes to support business continuity.

Philanthropy: Argo Group is dedicated to improving the communities in which we live and work. Argo’s philanthropic contributions are guided by the same entrepreneurial spirit and targeted, specialized focus that thrives among our workforce. We give back in a variety of ways – through volunteering; corporate contributions; local, employee-led community relations committees; and a generous matching-gifts program. The vast majority of Argo’s contributions are guided by our employees in our local communities around the world.

The Company’s Corporate Contributions Policy applies to all of the above programs and sets forth a governance and oversight framework, overseen by Argo Group’s communications team and the Human Resources Committee of the Board of Directors. The policy is reviewed on an annual basis, and any recommended revisions are provided to the Human Resources Committee for approval. Additionally, Argo Group’s communications team provides quarterly reports to the Human Resources Committee of the Board of Directors, summarizing budget updates and contributions made for all of the Company’s contributions programs.

Responsible Investment: During 2019, we established a Responsible Investment Policy and made a public commitment by signing up to the United Nations Principles of Responsible Investment. We continue to hold some investments in the energy sector, representing less than 5.0% of our total investment portfolio. Fluctuations in oil prices have disrupted the market values for this sector, particularly for oil exploration, production and servicing companies. We have reduced our exposures to the mining sector and anticipate these being run-off over time. We have undertaken stress- and scenario-testing exercises to understand the implications of stranded asset exposure on our portfolio. We understand investors’ increasing influence through measures such as ESG indices, and we continue to closely monitor and evaluate these developing trends.

Vendor Management: Our vendor management policy, ERM framework and other associated policies and practices comply with the requirements of the regulatory jurisdictions in which we operate and require that our due diligence and on-boarding procedures consider a range of risk factors prior to a vendor’s appointment. These considerations include, but are not limited to, each vendor’s financial stability; anti-money laundering, bribery and corruption compliance; economic sanctions compliance; business continuity arrangements; and assessment of the vendor’s operation against international best-practice standards for health and safety, environmental management, labor relations, human rights performance, and governance and accountability.

Other Policies: Argo Group maintains policies promoting human rights; occupational health and safety management; and environmental management in our operations. For more information, refer to our website, www.argolimited.com under the heading “About” and then “Corporate Responsibility.”

Related Person Transactions

Policy for Evaluating Related Person Transactions

The Board has adopted a written policy relating to the Audit Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and 5% or more beneficial owners of our Common Shares. Management administers procedures adopted by the Board with respect to related person transactions and the Audit Committee reviews and approves all such transactions (including the one described below). At times, it may be advisable to initiate a transaction before the Audit Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Audit Committee to determine the appropriate course of action. Approval of a related person transaction requires the vote of the majority of disinterested directors on the Audit Committee and the Audit Committee must determine that the transaction is fair and reasonable to the Company for a related person transaction to be approved. The Audit Committee periodically reports on its consideration of related party activities to the Board. The written policy relating to the Audit Committee’s review and approval of related person transactions is available on our website at www.argolimited.com. The reference to the Company’s website does not incorporate by reference the information contained in the website and such information should not be considered a part of this proxy statement.

Certain Related Person Transactions

Kinetica Partners, LLC. In 2013, our Surety unit received a submission through its established broker network to issue approximately $13 million of surety bonds on behalf of Kinetica Partners, LLC (“Kinetica”) in connection with a Gulf of Mexico pipeline project. Mr. Gary Woods, the former Chairman of our Board who served in such role until the 2020 Annual General Meeting, is also the Chairman of the board of directors of Kinetica, and beneficially owns 10% of Kinetica through a family trust. The submission was underwritten, priced and bound in the ordinary course of business by the Surety unit. The terms and conditions of the surety bonds that were issued and the premium charged to Kinetica for issuance of the bonds, were consistent with those routinely applied and charged for similarly situated risks bound for unrelated third-parties. As of December 31, 2020, approximately $12 million of the surety bonds were still outstanding. Per the Surety unit’s standard requirements in connection with the issuance of surety bonds, Kinetica and Mr. Woods, in his personal capacity, among others, executed our Surety unit’s standard form of indemnity agreement holding our Surety unit harmless against any and all losses and expenses incurred resulting from the issuance of the surety bonds.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Shares as of the Record Date of each person known to Argo Group to beneficially own more than 5% of the Common Shares. Unless otherwise noted in the footnotes following the table, the information for each of these beneficial owners is based solely on information as of December 31, 2020 reported on a Schedule 13G or Schedule 13D, as applicable, filed by such owner with the SEC.

Name and Address of Beneficial Owner	Common Shares
	Number of Shares Beneficially Owned	Percent of Class
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,039,016 (1)	8.76%

Voce Capital Management LLC 600 Montgomery Street, Suite 4400 San Francisco, CA 94111	3,021,595 (4)	8.71%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,402,918 (2)	6.92%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	2,243,160 (3)	6.46%

Champlain Investment Partners, LLC 180 Battery St. Burlington, Vermont 05401	2,006,523 (5)	5.78%

(1)

The Vanguard Group, Inc.’s Schedule 13G/A was filed with the SEC on February 10, 2021, and provides that The Vanguard Group, Inc. and certain subsidiaries have sole dispositive power over 2,978,544 Common Shares, shared dispositive power over 60,472 Common Shares, and shared voting power over 33,403 Common Shares.

(23)

The BlackRock, Inc. Schedule 13G/A was filed with the SEC on January 29, 2021, and provides that BlackRock, Inc. has sole voting power over 2,342,222 Common Shares and sole dispositive power with respect to 2,402,918 Common Shares.

(3)

The Dimensional Fund Advisors LP Schedule 13G/A was filed with the SEC on February 12, 2021 and provides that Dimensional Fund Advisors has sole voting power with respect to 2,186,830 Common Shares and sole dispositive power with respect to 2,243,160 Common Shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds and may be deemed to be the beneficial owner of the shares of Argo Group held by the Funds. However, all securities reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(4)

Voce Capital Management LLC, Voce Capital LLC and J. Daniel Plants jointly filed a Schedule 13D/A with the SEC on April 17, 2020 and reported shared voting and dispositive power with respect to 3,021,595 shares.

(5)

The Champlain Investment Partners, LLC Schedule 13G was filed with the SEC on February 12, 2021, and provides that Champlain Investment Partners, LLC has sole voting power over 1,545,378 Common Shares and sole dispositive power with respect to 2,006,523 Common Shares.

The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of the Record Date, unless otherwise indicated, of (i) each director or director nominee of Argo Group, (ii) each individual who has been identified as a named executive officer (“Named Executive Officer” or “NEO”) of Argo Group or its subsidiaries, and (iii) all directors and individuals who have been identified as executive officers of Argo Group as a group:

Name of Beneficial Owner	Number of Common Shares Beneficially Owned(1) (2)	Percent of Class(1)
Directors
Bernard C. Bailey	5,230	*
Thomas A. Bradley	17,636	*
Fred R. Donner	3,555	*
Anthony P. Latham	4,022	*
Dymphna A. Lehane	6,256	*
Samuel G. Liss	11,427	*
Carol A. McFate	5,148	*
Kathleen A. Nealon	20,199	*
Al-Noor Ramji	6,256	*
Kevin J. Rehnberg(3)	42.403	*
John H. Tonelli	22,216	*
Named Executive Officers
Jay S. Bullock	152,058	*
Timothy D. Carter	5,289	*
Matthew J. Harris	3,051	*
Allison D. Kiene	0	*
Axel Schmidt(4)	32,779	*
Total (a)	355,809	1%

(a)	All directors and individuals identified as executive officers of Argo Group and its subsidiaries as a group - 18 persons)

*	Less than 1% of the outstanding Common Shares

(1)

The information in this table is based on information supplied directly to Argo Group by executive officers and directors. Shares beneficially owned by a person include shares to which the person has the right to acquire beneficial ownership within 60 days of the Record Date. Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)

Includes the following restricted shares that will vest within 60 days after March 15, 2021: Mr. Rehnberg – 9,615; Mr. Bullock – 4,620; Mr. Harris – 1,914; Mr. Schmidt – 3,393; other executive officers – 4,035; all non-employee directors – 2,805. For Mr. Bullock, also includes 28,672 stock appreciation rights that are vested and exercisable within 60 days after March 15, 2021.

(3)	Mr. Rehnberg is also a Named Executive Officer.
(4)	In a Current Report on Form 8-K filed on June 15, 2020, Argo Group announced that Axel Schmidt, the former Chief Underwriting Officer of the Company, stepped down from this role.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, executive officers and holders of more than 10% of Common Shares to file with the SEC reports regarding their ownership and changes in ownership of Argo Group’s securities. Based on our review of these reports, we believe that during 2020 all reports for the registrant’s executive officers, directors and 10% shareholders that were required to be filed under Section 16(a) of the Exchange Act were timely filed, except as follows. Each of Messrs. Bullock, Harris, Rehnberg and Schmidt filed one late report on March 31, 2020 (two days late) with respect to the automatic tax withholding that occurred as a result of a vesting event occurring on March 27, 2020. Additionally, Mr. Bradley filed one late report on May 18, 2020 (one day late) for a purchase of shares occurring on May 13, 2020, and Mr. Rehnberg filed one late report on August 18, 2020 (one day late) for a sale of shares on August 13, 2020, due to a technical issue with a third party service provider.

PROPOSAL 1: ELECTION OF DIRECTORS

Board of Director Nominees

Name	Age	Director Since	Position
Bernard C. Bailey	67	2020	President of Paraquis Solutions
Thomas A. Bradley	63	2018	Former Chief Financial Officer and Vice President of Allied World Assurance Company Holdings, AG
Fred R. Donner	63	2020	Senior Managing Director in the Global Insurance Practice of FTI Consulting
Anthony P. Latham	70	2019	Independent Director of Argo Managing Agency Limited
Dymphna A. Lehane	57	2017	Former Global Managing Partner Insurance Accenture
Samuel G. Liss	64	2019	Managing Principal of Whitegate Partners LLC
Carol A. McFate	67	2020	Former Chief Investment Officer of Xerox Corporation
Al-Noor Ramji	66	2017	Group Chief Digital Officer of Prudential plc
Kevin J. Rehnberg	57	2020	President and Chief Executive Officer of the Company

✓ 8 of 9 Are Independent (89%)	✓ 2 of 9 Are Female (22%)	✓ Average Age: 64 Years ✓ Average Tenure: 2 Years

Our Bye-Laws provide for the election of directors by our shareholders. In accordance with our Bye-Laws, each director serves for an annual term ending on the date of the next Annual General Meeting following the Annual General Meeting at which such director was elected, and until his or her successor shall have been duly elected and qualified.

Currently our Board consists of 11 directors. Kathleen A. Nealon and John H. Tonelli will be retiring from the Board immediately following the Annual General Meeting. We thank Ms. Nealon (who has been a director since 2011) and Mr. Tonelli (who has been a director since 2010) for their years of service to the Company. Following the Annual General Meeting, our Board will consist of nine directors. Our Bye-Laws provide that the Board will consist of not less than three or more than 11 directors to be fixed from time to time by the Board.

Each person nominated for election has consented to be named in this proxy statement and to serve, if elected, and the Board has no reason to believe that any nominee will be unable to serve. However, if, before the Annual General Meeting, one or more nominees are unable to serve or for good cause will not serve (a situation that we do not anticipate), the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board (unless the Board reduces the number of directors to be elected). If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve as directors of the Company if elected, and includes certain biographical and other information about such nominees required by the rules of the SEC.

Required Vote and Board Recommendation

The election of directors will be decided by an ordinary resolution as to each nominee; that is a resolution duly adopted by the Board of Directors, which has already occurred, and then approved by shareholders with a simple majority of votes cast in person or by proxy. Votes may be cast in favor of or against each nominee, or a shareholder may abstain from voting. Abstentions and broker non-votes, if any, will not count as votes cast and, therefore, will have no effect on the outcome of the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

Board Leadership Skills

Our Board of Directors reflects a diverse array of experiences, skills and backgrounds. Each director is individually qualified to make unique and substantial contributions. This diverse skillset is enhanced by both the fresh perspectives brought by our newer directors, as well as the industry and Company-specific expertise of our longer-tenured directors, who have the experience of guiding our Company through the extended business cycles faced by the insurance industry.

The following chart provides an overview of certain types of knowledge, skills and experiences possessed by one or more of our director nominees and which our Board of Directors believes are relevant to our Company, business and industry, both today and as we execute our long-term business strategy. The chart does not encompass all of the knowledge, skills and experience of our directors, but rather indicates specific areas of focus or expertise relied on by the Board of Directors.

Director Nominees

	Bailey	Bradley	Donner	Latham	Lehane	Liss	McFate	Ramji	Rehn- berg

Skills & Experience

Executive Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓

Accounting and Finance	✓	✓	✓	-	-	✓	✓	-	-

Business Operations	✓	✓	✓	✓	✓	✓	✓	✓	✓

Business Strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓

Corporate Governance	✓	-	-	✓	✓	✓	✓	-	-

Technology / Digital Strategy	✓	-	-	-	✓	-	-	✓	-

Industry Knowledge	-	✓	✓	✓	✓	✓	✓	✓	✓

International Operations / Global Markets	-	✓	✓	✓	✓	✓	✓	✓	✓

Investment Management	-	-	-	-	-	-	✓	✓	-

Legal / Regulatory	✓	-	-	✓	-	-	-	-	-

Risk Management	✓	✓	✓	✓	✓	✓	✓	-	✓

Director Nominee Biographical Information

Bernard C. Bailey

Age: 67 Director Since: 2020 Committees: Audit Human Resources Other Current Public Directorships: Telos Corporation Other Previous Public Directorships During Last Five Years: Analogic Corp

Experience:

•   President of Paraquis Solutions, a private consulting company focused on corporate governance and strategy (January 2020 – present).

•   During the period September 2018 to December 2019, he served as President of the Committee for Economic Development, a business-led, nonpartisan economic think tank.

•   Served as Chairman and CEO of Authentix, a private equity-backed global enterprise focused on anticounterfeiting and brand protection practices, from 2012 to 2018. Since its sale by the Carlyle Group to Blue Water Energy, he has continued to serve as Chairman of the Board of Authentix since September 2018.

•   Prior to that, he ran his own consulting company, Paraquis Solutions, LLC. Dr. Bailey also served as President and CEO of Viisage Technology, Inc.

•   Ph.D. in Management from Case Western Reserve University where his dissertation focused on corporate governance; MBA from The George Washington University School of Business as well as degrees in engineering and systems management from the University of California, Berkeley, University of Southern California, and the United States Naval Academy.

Key Qualifications:

Dr. Bernard Bailey’s career spans over three decades of business and management experience, including experience as a public-company Chief Executive Officer, as well as extensive board experience. He has expertise in the security and technology industries, serving both public and private sector customers.

Thomas A. Bradley

Age: 63 Director Since: 2018 Committees: Audit Human Resources Other Current Public Directorships: None Other Previous Public Directorships During Last Five Years: None

Experience:

•   Retired from Allied World Assurance Company Holdings, AG, a global provider of insurance and reinsurance solutions, in July 2017. He had served there as the Chief Financial Officer and Executive Vice President since 2012.

•   Prior to that, Mr. Bradley had previously served as the Executive Vice President & Chief Financial Officer for two other public companies, Fair Isaac Corporation and the St. Paul Companies.

•   Also held senior financial and operational positions at Zurich Insurance Group, including Chief Financial Officer for North America and Chief Executive Officer of the Universal Underwriters Group (now Zurich Direct Markets).

•   Formerly a director of Nuveen Investments, Inc.

•   Received a Bachelor’s degree in accounting from the University of Maryland and a Masters in Business Administration from Loyola University of Maryland and is a Certified Public Accountant (inactive).

Key Qualifications:

Our Board considered Mr. Bradley’s extensive accounting, internal control, and audit functions. Mr. Bradley also possesses financial reporting expertise and a level of financial sophistication that qualifies him as a financial expert in his role as a member of the Audit Committee.

Fred R. Donner

Age: 63 Director Since: 2020 Committees: Audit (Chair) Risk & Capital Other Current Public Directorships: None Other Previous Public Directorships During Last Five Years: None

Experience:

•   Senior Managing Director in the Global Insurance Practice of FTI Consulting (2018-present).

•   Former Executive Vice President, Enterprise Risk Management for Travelers Insurance Co. (“Travelers”) and Chief Financial Officer for its Business and International Insurance segment from 2014 until his retirement in 2017.

•   Joined Travelers in 2009 as Senior Vice president and Chief Financial Officer of its Personal Lines Insurance segment. Also served as Chief Financial Officer and Chief Operating Officer of its Business Insurance segment from 2010 to 2014.

•   Prior thereto, served as Executive Vice President and Chief Financial Officer of RenaissanceRe Ltd., a New York Stock Exchange listed, Bermuda-based international reinsurance company.

•   Began his career in the audit practice in KPMG’s New York City office and during his 23 years at the firm he rose through the ranks to become the National Partner-in-Charge of the firm’s Insurance Practice, overseeing the delivery of audit, advisory and tax services to all facets of the insurance industry.

•   Holds a bachelor’s degree in business administration from Pace University and currently serves on the advisory board for the University’s Lubin School of Business. He is a member of the American Institute of Certified Public Accountants.

Key Qualifications:

Our Board considered that Mr. Donner is a senior finance executive with over 30 years of experience in the insurance industry. He has extensive experience in financial and operational roles and advising corporations through restructurings, international expansion, risk management and capital market transactions.

Anthony P. Latham

Age: 70 Director Since: 2019 Committees: Nominating Risk & Capital Other Current Public Directorships: None Other Previous Public Directorships During Last Five Years: Ecclesiastical Insurance

Experience:

•   Independent director of the Company’s wholly owned subsidiary, Argo Managing Agency Limited, which underwrites insurance risks for the Company’s syndicate at Lloyd’s of London, since 2016.

•   Previously a board member of Pool Re for over two decades where he served as chairman for more than 12 years.

•   Previously a board member of Codan A/S, Airclaims, Flagstone Re, British Aviation Insurance and Ecclesiastical Insurance where he chaired its Risk Committee.

•   Began his career with Sedgwick (now part of Marsh Inc.) before joining RSA Group where, over a period of 17 years, he served as a member of the group executive and held a number of senior executive roles, including managing director of the global risks division.

Key Qualifications:

Our Board considered Mr. Latham’s significant international insurance industry management and operational experience gained as a senior executive of a global insurance business and governance experience. Mr. Latham has international insurance industry experience spanning more than four decades.

Dymphna A. Lehane

Age: 57 Director Since: 2017 Committees: Audit Human Resources (Chair) Other Current Public Directorships: None Other Previous Public Directorships During Last Five Years: Aviva Insurance Ireland

Experience:

•   Portfolio of insurance related board roles including former Independent Chair of the Debt Market Integrator, a United Kingdom Government (Cabinet Office) venture serving a number of government departments (2016-2020), Chairman of ORIC International, the Insurance Industry Risk Consortium (2015-2020), and non-executive director of Aviva Ireland Life and Pensions and Aviva Ireland Health.

•   From 1988 to 2007, Ms. Lehane was a Senior Partner at Accenture, including serving as Global Managing Partner, Insurance Industry.

•   Holds a BSc Computer Science from the University of Witwatersrand and an MBA from the International Institute for Management Development in Lausanne, Switzerland. Also completed the University of Oxford’s Leading Sustainable Corporations program in 2021.

Key Qualifications:

Our Board considered Ms. Lehane’s specialized expertise in the global insurance industry and experience in the areas of corporate governance and risk management specific to the financial services industry. Ms. Lehane’s 30-year international career includes significant experience dealing with strategic issues and technology-led business change at global insurance companies.

Samuel G. Liss

Age: 64

Director Since: 2019

Committees:

Nominating (Chair)

Human Resources

Other Current Public Directorships:

Verisk Analytics, Inc.

Other Previous Public Directorships
During Last Five Years:

DST Systems, Inc.

Experience:

•   Managing principal of Whitegate Partners LLC, an advisory firm to operating companies and private equity firms specializing in the financial services and business services sectors, since 2011.

•   Adjunct Professor at both New York University Stern School of Business and Columbia Law School.

•   From an operational perspective, Mr. Liss served as Executive Vice President and member of the Management Committee at Travelers, where he was responsible for corporate development, as well as group business head of one of Travelers’ three operating divisions - Financial, Professional and International Insurance.

•   Prior to Travelers and an Executive Vice President role at the St Paul Companies, Mr. Liss was a Managing Director in the investment banking and equity divisions at Credit Suisse. He began his career at Salomon Brothers.

•   Previously served on the board of directors of Ironshore Insurance, Inc. and Nuveen Investments, Inc.

•   Mr. Liss received a Bachelor of Arts degree from Wesleyan University, pursued graduate studies at the London School of Economics and received a Masters of Business Administration from New York University.

Key Qualifications:

Our Board considered Mr. Liss’ management and operational experience gained as a senior executive of a global insurance business, expertise in investment banking and capital markets, and a broad range of public company governance experience.

Carol A. McFate

Age: 67 Director Since: 2020 Committees: Investment Nominating Other Current Public Directorships: Rent-A-Center, Inc. Other Previous Public Directorships During Last Five Years: None

Experience:

•   Former Chief Investment Officer of Xerox Corporation, a global corporation that sells print and digital document products and services, from late 2006 until she retired in October 2017. She was responsible for the insourcing, oversight and management of retirement investments for the US, Canada and the UK.

•   Prior to that, Ms. McFate served in a number of senior executive finance and investment management roles in the insurance industry over nearly two decades, including Executive Vice President and Global Treasurer of XL Global Services (the shared services subsidiary of XL Capital Ltd); Vice President & Treasurer of American International Group, Inc.; and Senior Vice President, Prudential Investment Corp. (investment subsidiary of The Prudential Insurance Company).

•   Ms. McFate was elected to the Board of Directors of Rent-A-Center, Inc. in June 2019, where she serves on the Audit and Risk Committee and the Nomination and Corporate Governance Committee.

•   In July 2019, Ms. McFate joined the Board of Verger Capital Management, LLC, a registered investment manager, and serves as the Chair of the Audit & Compliance Committee and as a member of the Investment and Executive Committees.

•   Previously, she served on the Board of Directors of CIEBA, Inc. and the Board of Trustees of The Katharine Hepburn Cultural Arts Center and the Parsons Dance Foundation.

•   Ms. McFate earned an MBA from the Harvard University Graduate School of Business (Harvard Business School) and a B.S. in Economics from Juniata College. She is also a Chartered Financial Analyst (CFA).

Key Qualifications:

Our Board considered Ms. McFate’s extensive experience in senior positions over her 40-year career in executive roles in the insurance and financial services industries. Her experience in finance and investment management brings expertise in global capital and investment markets, multi-discipline risk management, capital and liquidity management, and insurance company financial management.

Al-Noor Ramji

Age: 66 Director Since: 2017 Committees: Risk & Capital (Chair) Investment Other Current Public Directorships: Virtusa Corporation Other Previous Public Directorships During Last Five Years: Evry AS

Experience:

•   Group Chief Digital Officer at Prudential plc, an international financial services group, since January of 2016 and is responsible for developing and executing an integrated, long-term digital strategy for the group.

•   Before joining Prudential, he worked at Northgate Capital, a venture firm in Silicon Valley, from November 2014 to December 2015 where he ran technology-focused funds.

•   Prior to working at Northgate Capital, Mr. Ramji served as Chief Strategy Officer of Calypso Technology, Inc. from March 2014 until July 2015. Prior to this, he was a director of Misys plc, a financial services group, and also served as an executive vice president of Misys Plc.

•   Previously held leading technology and innovation roles at BT Group, Qwest Communications, Dresdner Kleinwort Benson and Swiss Bank Corporation.

Key Qualifications: Our Board considered Mr. Ramji’s extensive background in information technology services and digital strategies which play an integral role in the Company’s operations.

Kevin J. Rehnberg

Age: 57 Director Since: N/A Committees: Investment Risk & Capital Other Current Public Directorships: None Other Previous Public Directorships During Last Five Years: None

Experience:

•   President and Chief Executive Officer of the Company since February 2020; Interim President and Chief Executive Officer of the Company from November 2019 until February 2020.

•   Prior thereto, Mr. Rehnberg was President of the Americas and Chief Administrative Officer of the Company since January 2019.

•   From March 2013 to January 2019, served President of Argo Group’s U.S. Operations.

•   Prior to joining the Company, Mr. Rehnberg served as executive vice president for specialty lines at OneBeacon Insurance where he oversaw specialty business.

•   Began his career at Chubb in 1986 and held a number of roles with increasing responsibility at Chubb Atlantic, Liberty, St. Paul and St. Paul Travelers through 2005.

•   Holds a bachelor’s degree in History from Princeton University.

Key Qualifications: Our Board considered Mr. Rehnberg’s wealth of experience in the specialty property and casualty insurance sector and his critical understanding of Argo Group operations.

NON-EMPLOYEE DIRECTOR COMPENSATION

Compensation Program

Our non-employee directors receive a combination of cash retainers and special meeting fees as described in the following table. In addition, our non-employee directors receive annual grants of equity compensation. We also reimburse our directors for travel, lodging and related expenses incurred in attending our board or committee meetings or for travel related to the Company’s business.

Working with FW Cook, the independent compensation consultant to the Human Resources Committee, our Board reviews compensation on a regular basis to evaluate whether our non-employee director compensation program is market competitive with our peers. Following our 2020 market review of director compensation, in May 2020, our Board implemented the following changes to the program: (1) increased the Chairman of the Board retainer from $50,000 to $125,000 as the competitive study indicated it was significantly below market; and (2) eliminated fees of $2,000 per day for travel to board and committee meetings and for travel related to the Company’s business, and correspondingly increased the annual grants of equity compensation proportionately from $70,000 to $95,000, resulting in no incremental increase to ongoing director compensation. The director compensation program did not otherwise change as compared to 2019.

Cash Compensation

Annual Retainer (paid in quarterly installments)	$85,000, of which $40,000 ($10,000 per quarter) is paid subject to attendance at Board meetings

Board and Committee Meeting Fees	Special Meetings of the Board = $2,000 per meeting Special Meetings of the Audit Committee = $1,000 per meeting

Board and Committee Retainers (paid in quarterly installments)	(a) Chairman of the Board = $125,000 annual retainer
(b) Chair, Audit Committee = $25,000 annual retainer
(c) Member, Audit Committee = $10,000 annual retainer
(d) Chair, Human Resources Committee = $15,000 annual retainer
(e) Member, Human Resources Committee = $8,000 annual retainer
(f) Chair, Investment Committee = $15,000 annual retainer
(g) Member, Investment Committee = $8,000 annual retainer
(h) Chair, Nominating and Corporate Governance Committee = $15,000 annual retainer
(i) Member, Nominating and Corporate Governance Committee = $8,000 annual retainer
(j) Chair, Risk & Capital Committee = $15,000 annual retainer
(k) Member, Risk & Capital Committee = $8,000 annual retainer
Equity Compensation

Annual Equity Awards	Annual grant of $95,000 awarded in restricted stock granted on the date of the annual general meeting of shareholders each year. Awards vest on the day preceding the next annual general meeting of shareholders

2020 Non-Employee Director Compensation

The following table sets forth our non-employee directors’ 2020 cash and equity compensation. References next to each director’s name refer to the applicable committee legend included in the “Committee Retainers” section of the Non-Employee Director Compensation cash compensation schedule above.

Name(1)	Fees Earned or Paid in Cash(2)		Stock Awards(3)	Option Awards	All Other Compensation(4)	Total

Thomas A. Bradley	$227,500		$88,703	$-	$-	$316,203

Gary V. Woods (5)	$42,375		$-	$-	$-	$42,375

Bernard C. Bailey (6)	$78,250		$88,703	$-	$-	$166,953

F. Sedgwick Browne (5)	$48,750		$-	$-	$-	$48,750

Hector De Leon (5)	$48,750	(7)	$-	$-	$-	$48,750

Fred R. Donner (6)	$97,000		$88,703	$-	$-	$185,703

Mural R. Josephson (5)	$75,667		$-	$-	$93,000	$168,667

Anthony P. Latham	$284,788	(8)	$88,703	$-	$-	$373,491

Dymphna A. Lehane	$131,250		$88,703	$-	$-	$219,953

Samuel G. Liss	$134,250		$88,703	$-	$7,500	$230,453

Carol A. McFate (9)	$107,000		$88,703	$-	$-	$195,703

Kathleen A. Nealon	$208,719	(10)	$88,703	$-	$-	$297,422

John R. Power, Jr. (5)	$102,750		$-	$-	$93,000	$195,750

Al-Noor Ramji	$126,250		$88,703	$-	$-	$214,953

John H. Tonelli	$138,000		$88,703	$-	$-	$226,703

(1)	Committee and chairperson appointments can be found in the table on page 7.

(2)

Includes all fees related to special meetings of the Board and travel for Board and Committee meetings, as well as for Company affairs which fees have been eliminated as noted in the narrative disclosure above.

(3)

Represents the grant date fair value of restricted stock granted by the Company during 2020, calculated in accordance with U.S. GAAP ASC Topic 718, calculated based on the closing stock price of a share of Company common stock on the date of grant.

(4)

For Mr. Liss, represents contributions by the Company to a charitable organization selected by Mr. Liss under a charitable contribution matching program. In addition, for each of Messrs. Josephson and Power, the amounts include $83,000 in payments relating to consulting services and a $10,000 reimbursement for legal fees. The consulting services related to consulting on certain legal matters, with the term of the consulting services expiring on March 31, 2021.

(5)	Messrs. Woods, Browne, De Leon, Josephson and Power retired from the Board at the Company’s 2020 Annual General Meeting of Shareholders.

(6)	Messrs. Bailey and Donner joined the Board, effective at the Company’s 2020 Annual General Meeting of Shareholders.

(7)	$4,375 of this amount represents payment to Mr. De Leon for service on the board of directors of the Company’s subsidiary, Argo Group US, Inc.

(8)

$163,788 of this amount represents payments to Mr. Latham for service on the board of directors of the Company’s subsidiary, Argo Managing Agency Ltd. Mr. Latham receives 120,000 in British Pounds for his service as Chairman of the Board of this subsidiary. The payment was converted into U.S. dollars for purposes of the foregoing table using a December 31, 2020 exchange rate of 1.3649 US$/GBP.

(9)	Ms. McFate joined the Board, effective February 7, 2020.

(10)

$88,719 of this amount represents payments to Ms. Nealon for service on the board of directors of the Company’s subsidiary, Argo Managing Agency Ltd. Ms. Nealon was paid 65,000 in British Pounds for her service as a board member and chair of the Remuneration Committee of this subsidiary. The payment was converted into U.S. dollars for purposes of the foregoing table using a December 31, 2020 exchange rate of 1.3649 US$/GBP.

The following table sets forth the aggregate number of shares of restricted stock held as of December 31, 2020 by each individual who served as a non-employee director during 2020:

Name	Shares of Restricted Stock
Thomas A. Bradley	2,805
Gary V. Woods	0
Bernard C. Bailey	2,805
F. Sedgwick Browne	0
Hector De Leon	0
Fred R. Donner	2,805
Mural R. Josephson	0
Anthony P. Latham	2,805
Dymphna A. Lehane	2,805
Samuel G. Liss	2,805
Carol A. McFate	2,805
Kathleen A. Nealon	2,805
John R. Power, Jr.	0
Al-Noor Ramji	2,805
John H. Tonelli	2,805

Director Stock Ownership

All of our non-employee directors are expected to comply with the Company’s Equity Ownership Guidelines that are discussed beginning on page 51. The guideline ownership level requires each non-employee director to hold equity having a value equal to or greater than five times the annual retainer they received for service on the Board of Directors in the preceding year. Non-employee directors must hold all shares earned through service on the Board of Directors until they meet the guideline ownership level. Compliance is tested as of the first business day of the second quarter each year. As of the Record Date, all of our non-employee directors either held the requisite number of shares or were subject to the 100% retention requirement.

In addition, all of our non-employee directors are subject to the Company’s Insider Trading Policy that, among other things, prohibits pledging and hedging transactions involving the Company’s equity securities. The Company’s Insider Trading Policy is discussed beginning on page 52.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

Section 14A of the Exchange Act requires that companies provide shareholders with an opportunity to vote on an advisory, non-binding basis on the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis and related tables in this proxy statement. This vote is on the compensation reported for the NEOs in the proxy for the prior year and is commonly referred to as “say on pay.” Consistent with the preference expressed by our shareholders at our 2017 annual general meeting, our Board of Directors has determined that we will include a vote to approve, on an advisory, non-binding basis, our executive compensation in our proxy materials every year until the next required advisory vote to approve the frequency of an advisory vote on executive compensation, which will occur no later than our 2023 annual general meeting.

As discussed more fully in the Executive Summary of the Compensation Discussion and Analysis section which begins on page 33 and the discussion that follows it, the Company’s compensation program is designed to link pay to both business and individual performance and is intended both to retain superior, productive employees and to attract new talent necessary to continue the Company’s profitable growth. The program is designed to align the interests and motivations of our executives with the creation and protection of shareholder value. The program includes three main components – base salary, annual incentive awards and long-term incentive awards.

Accordingly, the Company requests shareholder approval of the following resolution:

RESOLVED, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation of the Named Executive Officers as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion included herein.

An advisory vote is not binding upon the Company. However, the Human Resources Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and will consider the outcome of the vote when making future compensation decisions related to the Company’s NEOs.

Required Vote and Board Recommendation

The approval, on an advisory, non-binding basis, of the compensation of our Named Executive Officers will be decided by an ordinary resolution; that is a resolution duly adopted by the Board of Directors, which has already occurred, and then approved by shareholders with a simple majority of votes cast in person or by proxy. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions and broker non-votes will not count as votes cast and, therefore, will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO

APPROVE THIS PROPOSAL. IT IS THE INTENTION OF THE PROXIES NAMED

IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR

THE APPROVAL OF SUCH PROPOSAL.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) discusses our compensation policies and determinations that applied to the following named executive officers, or NEOs:

Name	Title
Kevin J. Rehnberg	President and Chief Executive Officer
Jay S. Bullock	Executive Vice President and Chief Financial Officer(1)
Timothy D. Carter	Chief Underwriting Officer(2)
Matthew J. Harris	Group Head of International Operations
Allison D. Kiene(3)	Senior Vice President, General Counsel
Former Named Executive Officer
Axel Schmidt	Group Advisor, Former Chief Underwriting Officer(2)

(1) On July 2, 2020, the Company announced the anticipated departure of Mr. Bullock as Executive Vice President and Chief Financial Officer of the Company. Mr. Bullock continued to serve as Executive Vice President and Chief Financial Officer through March 15, 2021 and will remain employed in an advisory capacity through March 31, 2021. On March 16, 2021, Scott Kirk replaced Mr. Bullock as the Company’s Chief Financial Officer.

(2) On June 15, 2020, the Company appointed Timothy D. Carter as Chief Underwriting Officer, succeeding Axel Schmidt who would remain employed in an advisory capacity through March 31, 2021.

(3) Allison D. Kiene joined the Company as Senior Vice President and General Counsel on October 1, 2020.

Information About Our Executive Officers

Our executive officers, along with each such person’s age, present title and certain biographical information, is included below. Also included is information regarding our former Chief Financial Officer, Mr. Bullock.

Kevin J. Rehnberg (57) is the Chief Executive Officer, effective as of February 18, 2020. He had previously served as the Interim President and Chief Executive Officer since November 4, 2019. Prior thereto, Mr. Rehnberg served as President, Argo Group U.S., Inc., Head of the Americas and Chief Administrative Officer since January 2019. From March 2013 to January 2019, Mr. Rehnberg was President of Argo’s U.S. Operations, overseeing all activities of Argo’s U.S.-based business segments. Prior to joining the Company, Mr. Rehnberg served as executive vice president for specialty lines at OneBeacon Insurance, where he oversaw specialty underwriting operations and acquired and built new lines of specialty business. Prior to that, he held positions at the St. Paul Travelers Companies, Liberty International and Chubb Corporation. He has a bachelor’s degree from Princeton University.

Scott Kirk (47) has been the Chief Financial Officer of Argo Group since March 16, 2021. He was previously employed by Aspen Insurance Holdings Limited (“Aspen”), a global property and casualty insurance and reinsurance company, holding various roles beginning in 2007 and most recently served as Aspen’s Group Chief Financial Officer from 2014 until April 2020. Prior to joining Aspen, Mr. Kirk worked at Endurance Specialty Holdings Ltd. between 2002 and 2007, holding several senior finance roles. Previously, Mr. Kirk was at Trenwick International Ltd. in London working in finance and treasury. Mr. Kirk began his career as an auditor at KPMG, Brisbane and is a member of the Institutes of Chartered Accountants in both England and Wales and Australia.

Jay S. Bullock (56) was Chief Financial Officer of Argo Group from May 2008 until March 15, 2021. He joined Argo Group from Bear Stearns & Co. Inc. where he was a Senior Managing Director and Head of Bear Stearns’ Insurance Investment Banking Group. While at Bear Stearns, Mr. Bullock focused on the insurance sector. In this role, he advised on company acquisitions, mergers and sales as well as all forms of public and private financings and restructurings. During this period, he was also an advisor to Argo Group on a number of transactions. Prior to joining Bear Stearns in 2000, Mr. Bullock was a Managing Director at First Union Securities. He is an honors graduate of Southern Methodist University and received his MBA from The McColl School of Business, Queen’s College, Charlotte, North Carolina. Mr. Bullock also holds the designation of Certified Public Accountant (CPA).

Timothy D. Carter (54) became Chief Underwriting Officer of Argo Group in June 2020. Prior to joining Argo Group, Mr. Carter served as Chief Underwriting Officer and President of Portfolio Solutions for Global Commercial Insurance at AIG. He previously spent 17 years at Zurich Insurance where he held a number of senior underwriting positions, including Chief Underwriting Officer of both North America and Europe. Mr. Carter started his career as a consulting actuary at Watson Wyatt. He graduated from Nottingham University in the United Kingdom with a degree in Mathematics and is a Fellow of the Institute of Actuaries.

Matthew J. Harris (51) became Head of International Operations of Argo Group effective January 1, 2019. Prior to then, Mr. Harris had served as Head of Europe, Middle East and Asia of Argo Group since July 2017. Mr. Harris has more than 25 years of insurance experience with expertise in multiple operational disciplines. Mr. Harris has successfully undertaken senior management assignments across multiple distribution channels and product segments. Prior to joining the Company, Mr. Harris spent nearly 10 years at American International Group (“AIG”) where, since January 2015, he was the Chief Executive Officer of AIG Asia Pacific Pte Ltd. During his tenure at AIG, Harris also led South East Asia Country Operations and served as Chief Executive Officer of Malaysia Insurance and Chief Executive Officer of Chartis New Zealand (formerly American International Group New Zealand).

Allison D. Kiene (54) has served as the Company’s General Counsel since October 2020. She came to Argo Group from Sompo International Holdings Ltd., a wholly-owned subsidiary of Sompo Holdings, Inc. established in 2017 as the result of the acquisition of Endurance Specialty Holdings Ltd. (“ENH”), where she served as Assistant General Counsel and Chief Compliance Officer. Ms. Kiene joined ENH following ENH’s acquisition of Montpelier Re Holdings Ltd. (“MRH”) in July 2015. From 2007- 2015, Ms. Kiene served as Assistant General Counsel, Assistant Group Secretary and Head of Group Compliance Officer for MRH. While at MRH, Ms. Kiene also served as General Counsel and Chief Compliance Officer for MRH’s investment management company, Blue Capital Management Ltd. Ms. Kiene received her Bachelor of Science degree in Pharmacy from the University of Connecticut School of Pharmacy and her Juris Doctor degree from the University of Connecticut School of Law. Ms. Kiene is admitted to the Bar in Connecticut, Massachusetts, and New York.

Andrew M. Borst (47) became the Chief Administrative Officer of Argo Group in June 2020 and was designated as an executive officer in February 2021. He had previously served as the Chief Administrative Officer - International Operations of Argo Group from April 2019 to June 2020, and Chief Administrative Officer – US Operations of Argo Group US, Inc. from August 2018 to April 2019. Mr. Borst joined the Company in March 2014 and led the Specialty Programs business unit for Argo Group US, Inc. until August 2018. Prior to joining the Company, Mr. Borst spent eleven years with OneBeacon Insurance Company in various management and finance roles as well as six years with Travelers Property Casualty Corporation where he graduated from its Financial Management Development Program in 1999. He graduated with honors from Boston University School of Management with a Bachelor of Science in business administration with concentrations in Finance and Management Information Systems.

Executive Summary

Business Overview

Argo is an underwriter of specialty insurance products in the property and casualty market, with a focus on U.S. domiciled risks. Argo has been a consistent leader in U.S. excess and surplus lines and the specialty admitted market for over two decades, and also has leading platforms at Lloyd’s and in the Bermuda Insurance market. We target niches where we can develop a meaningful position and where we believe we will generate superior underwriting profits through our industry expertise and strong underwriting and claims capabilities. The Company operates in two segments, U.S. Operations and International Operations.

2020 Company Performance and Strategy

During 2020, Argo made significant progress in a number of strategic priorities and enhancing our business profile as a U.S. focused specialty insurer, while working towards our objective of achieving double digit returns on common equity. These strategic achievements focused on realigning, simplifying and ultimately positioning the business for future profitability, all of which were accomplished as the Company worked to minimize the impact of COVID-19 on its 2020 operations. Key achievements included:

Repositioned Business Units for profitability

•	Closed on the sale of Ariel Re reinsurance business
•	Executed sale agreement on Italian operations (ArgoGlobal Assicurazioni S.p.A)
•	Placed Malta (ArgoGlobal S.E.) operations in run-off
•	Exited Syndicate 1200, London D&O business; Asia operations; and Hull class business
•	Exited Miami-based Latin America operations
•	Exited Argo Insurance (U.S. Grocery and Retail)
•	Reduced Group-wide property exposure
•	Reduced overall average limit exposures on U.S. excess casualty, Bermuda casualty and commercial D&O
•	Continued investments in digital development and increased investments in digital premium, as part of ongoing efficiency and growth objectives

Implemented Expense Reduction Initiatives

•	Established expense initiatives to reduce expense ratio to 36.0% by 2022, representing a 250 basis point improvement from 2019 results
•	Organizational Restructuring: Reduced size and cost associated with senior leadership team
•	Marketing, Travel & Entertainment (“T&E”) and Real Estate: Reduced spend on sponsorship and event costs, lowered level of T&E going forward and reviewed real estate footprint for potential savings
•	Other General Expenses: Reduced certain corporate costs and investment expenses

Realigned Capital Structure and Improved Reserve Position

•

Independent third-party reserve review demonstrated success of actions taken to stabilize reserves, with prior year development reducing from $138.1 million to $7.7 million including run-off and $126.1 million to $(3.8) million excluding run-off

•	Syndicate 1200 Reinsurance to Close transaction agreed for years of account (YOA) 2017 and prior
•	Executed sale of Trident and converted underwriting to an MGA model
•	Completed preferred stock issuance to refinance outstanding term loan
•	Continued exiting internally managed investments, reducing associated expenses

Response to 2020 COVID-19

•

Executed a seamless transition to remote work environment beginning on March 14, 2020 in response to the COVID-19 pandemic, leveraging our investments over the last several years in business contingency planning and digital solutions

•

Developed a COVID-19 response team to monitor our efforts around safeguarding our people, supporting our front office and business operations, understanding and managing our loss exposures and other risks associated with COVID-19

Made Progress on ESG Initiatives

•	Implemented Diversity & Inclusion initiatives, including the formation eight employee resource groups
•	Improved ESG scores with third-party rating services from MSCI, ISS and Sustainalytics, including an upgrade from ‘A’ to ‘AA’ by MSCI

We delivered modest top-line growth during 2020, realizing the impact of double-digit rate increases across most of our business, while also taking significant actions to reduce exposures and simplify operations in lines that were not meeting our profitability expectations or were not aligned with our go-forward strategy.

Our 2020 underwriting results were adversely impacted by one of the most active years on record for natural catastrophe events, including a record number of North Atlantic windstorms, as well as the impact of losses related to COVID-19. Net losses related to natural catastrophes and COVID-19 totaled nearly $180 million in 2020 and added approximately 10 points to our combined ratio, which resulted in an underwriting loss for the full year. Underwriting results improved from the prior year primarily due to a better current accident year, ex-catastrophe loss ratio. Notably, our results in 2020 included only $8 million of prior year reserve strengthening, compared to $138 million of prior year reserve strengthening in 2019.

Investment results in 2020 were impacted by lower interest rates, lower returns from alternative investments and net realized losses compared to realized gains in the prior year. In total, investment income declined 25% in 2020 which reflects these factors as well as our decision to reduce exposure to certain higher yielding assets.

Our net loss attributable to common shareholders was $59 million in 2020 compared to $14 million in 2019. Additional factors driving the larger loss in 2020 included a loss on foreign currency compared to a gain in 2019. Our operating loss was $20 million in 2020 compared to a loss of $31 million in 2019.

Impact of COVID-19

The global COVID-19 pandemic resulted in significant disruptions in economic activity and financial markets. COVID-19 directly and indirectly adversely affected our business and may continue to do so for an uncertain period of time. Beginning in March 2020, the pandemic and related economic conditions began to impact our operating results, which reflect net pre-tax catastrophe losses of $73.2 million associated with COVID-19 and related economic conditions, primarily resulting from contingency and property exposures in our International Operations and property exposures in our U.S. Operations to a much lesser extent. Our premium growth in certain lines was negatively impacted by the economic slowdown, including lower insured exposures and new business formation. Conversely, our current accident year ex-catastrophe loss results saw reduced claims activity during the year ended December 31, 2020 due, in part, to the impact of the COVID-19 pandemic. The extent to which COVID-19 will continue to impact our business will depend on future developments that cannot be predicted, and while we have recorded our best estimates of this impact as of and for the year ended December 31, 2020, actual results in future periods could materially differ from those disclosed herein.

In March 2020, we transitioned predominantly all of our employees to a remote working environment, leveraging our investments over the last several years in business contingency planning and digital solutions. This has allowed Argo Group and its business functions to operate successfully from the onset of the COVID-19 pandemic through the date of this filing. We are committed to serving the needs of our employees, customers, business partners and shareholders and have developed a COVID-19 response team to monitor our efforts around safeguarding our people, supporting our front office and business operations, understanding and managing our loss exposures and other risks associated with COVID-19. We also consistently seek to keep our employees, customers, business partners and shareholders informed.

A summary of our financial results for fiscal 2020 as compared to fiscal 2019 is shown in the comparison set forth below.

	For the Year Ended December 31,
(in millions, except per share amounts)	2020	2019
Gross written premiums	$3,233.3	$3,130.2
Total revenue	1,893.9	1,970.0
Net loss	(54.1)	(14.1)
Net loss attributable to common shareholders	(58.7)	(14.1)
Operating loss before taxes and preferred share dividends (1)	(18.0)	(36.7)
Comprehensive income (loss)	(4.0)	66.8
Book value per common share	49.40	51.30
Cash dividends paid per common share during the year	1.24	N/A
Book value per common share including dividends	50.64	N/A
Percentage change in book value per common share including cash dividends paid during 2020	-1.3%

(1)

Excludes net realized investment losses of $7.2 million, foreign currency exchange losses of $15.4 million and other corporate expenses of $5.8 million for the year ended December 31, 2020. Excludes net realized investment gains of $80.1 million, foreign currency exchange gains of $9.8 million, other corporate expenses of $37.6 million and impairment of goodwill of $15.6 million for the year ended December 31, 2019. For more information regarding this non-GAAP measure and a reconciliation, please refer to Annex A.

Remaining well capitalized is one of our key financial objectives. This objective is balanced against our efforts to return excess capital to our shareholders through the payment of cash dividends and, at times, share repurchases. In 2020, we returned a portion of what we deemed to be excess capital to our shareholders. To this end, we paid in the aggregate cash dividends of $43.0 million during 2020. We did not repurchase any of our Common Shares during 2020. Importantly, we were able to return this capital to shareholders without diminishing our financial strength, retaining sufficient capital to fully support both our existing initiatives and our ability to take advantage of opportunities as they arise.

During the third quarter of 2020, we completed an offering of 7.0% resettable fixed rate perpetual non-cumulative preference shares with a total liquidations preference of $150 million. Part of the proceeds from the offering were used to repay a $125 million term loan, also during the third quarter. We paid dividends of $4.6 million to our preference shareholders during 2020, in accordance with the terms of the offering.

Compensation Governance

The Human Resources Committee (the “Committee”) reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with shareholder interests. Our executive compensation practices include the following, each of which the Committee believes reinforces our executive compensation objectives:

What We Do	What We Don’t Do
Pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation	No guaranteed annual salary increases or bonuses

Pre-established performance goals that are designed to be aligned with the creation of shareholder value	No excise tax gross-ups

Use of a compensation peer group to evaluate market competitiveness of our executive compensation program	No repricing of stock options

Maximum payout caps for incentive compensation	No hedging or pledging of Company stock

Annual incentive awards subject to discretion by the Committee allowing the Committee to reduce or increase payouts when deemed appropriate based on informed judgment	No dividends or dividend equivalents paid on unvested equity awards

Double-trigger vesting for equity awards in the event of a change in control	No multi-year compensation guarantees

Require meaningful equity ownership by executive officers	No single-trigger change in control provisions

Maintain a clawback policy that applies to annual incentive and other performance-based compensation awards and includes a trigger for detrimental conduct absent a financial restatement

Perform a thorough compensation risk assessment

Retain an independent compensation consultant

Engage in regular shareholder outreach

Shareholder Engagement and Responsiveness to 2020 Advisory Vote on Executive Compensation

During 2020 we continued our ongoing shareholder engagement efforts through a robust engagement process spanning the course of the year, where we engaged with shareholders during the first, second and fourth quarters. In aggregate, we sought engagement with approximately 40 of our largest shareholders and engaged with all 19 shareholders that accepted our invitation to engage.

Following our 2020 Annual General Meeting of Shareholders, the Committee reviewed the results of the shareholder advisory vote on executive compensation in which approximately 57.8% of the votes were cast in favor of the proposal. Following the outcome of our shareholder advisory vote, our Fall outreach sought meetings with 21 shareholders, representing the holders of more than 65% of our outstanding shares. These engagement efforts resulted in meetings with all six shareholders that accepted our invitation to engage, representing the holders of more than 22% of our outstanding shares, including three of our top five shareholders.

In order to expand our direct dialogue between our shareholders and our Board, at least one or more members of our Board, including our Chairman of the Board and the Chair of the Committee, participated in all of our shareholder engagement meetings, along with our Head of Investor Relations, Head of Total Rewards and, on occasion, our Chief Executive Officer. Following the completion of our shareholder engagement meetings, the feedback was discussed with the Committee for their review and consideration.

Our goals for the shareholder engagement program included:

•	Obtaining shareholder insight into our corporate governance, executive compensation program, and other policies and practices to understand shareholder concerns and priorities;
•	Describing the recent changes and enhancements to our executive compensation program and the implementation of certain governance controls; and
•	Listening to shareholder perspectives around the results of the Company’s 2020 advisory vote on executive compensation.

During our shareholder engagement meetings, we received extremely positive shareholder feedback around the compensation and governance changes implemented in 2019 and 2020:

•

Shareholders were universally positive on the change to the long-term incentive (“LTI”) design for NEOs to shift 75% of the total target LTI into performance-based awards tied to pre-established three-year book value per share (“BVPS”) and return on equity (“ROE”) metrics;

•	Shareholders strongly supported the 2020 actions around Board refreshment, where we appointed four new Board members, a new Chairman of the Board and four new Committee chairs;
•	Shareholders positively acknowledged the Company’s efforts on ESG to date and suggested that we continue to enhance our ESG efforts and related disclosures;
•	Other actions called out as positive by our shareholders included tightening our clawback policy and the adoption of a formal executive perquisite policy; and
•

With respect to the outcome of our 2020 shareholder advisory vote, feedback from shareholders indicated that the vote outcome was predicated entirely on the severance benefits paid to our former CEO, which were agreed to as part of a negotiated Separation Agreement entered into upon our former CEO’s departure from the Company, and which deviated from the terms of his employment agreement.

In direct response to the specific shareholder concerns noted above and in order to address areas of future opportunity, the Committee approved an Executive Severance Plan (“ESP”) in November 2020 that went into effect on January 1, 2021. The intent of the ESP is to ensure consistent and streamlined severance arrangements for our executive officers. The Company has also enhanced its focus on ESG disclosure on our website. For our latest ESG report, please refer to the investors page on our website https://www.argolimited.com.

Our executive management team and the Board have carefully considered shareholder feedback as well as insights gathered through our prior engagement efforts and implemented several enhancements to our governance and executive compensation programs, as noted below. We believe that these enhancements fit well within our overall compensation philosophy and the objectives of our executive compensation and governance programs, and directly address the feedback we received during our 2019 and 2020 shareholder engagement meetings.

The following chart captures some key themes that emerged during discussions with shareholders regarding executive compensation along with the Company’s related response, which impacted the Company’s 2020 and 2021 executive compensation programs:

What We Heard	What We Did

•   Performance Periods –shareholders expressed a desire for longer performance periods as the one-year performance period under the prior LTI program was not viewed as aligned with shareholder value creation

• Beginning with the 2020 LTI grants, we measure performance over a three-year period

•   Mix of Performance Goals –shareholders expressed a desire for additional performance metrics, noting that the LTI program’s prior reliance on BVPS neglected the importance of ROE to shareholders who believe ROE is a key driver of stock performance in the insurance industry

•   Beginning with the 2020 LTI grants, we introduced a ROE metric that will measure average ROE over a three-year performance period, resulting in equally weighted performance metrics of ROE and BVPS growth under the LTI program

•   Reduce Emphasis on Individual Performance in LTI –shareholders expressed a desire for LTI compensation to be tied more directly to overall Company performance, with a reduced emphasis on individual performance

•   Beginning with the 2020 LTI grants, we eliminated the individual performance modifier, resulting in an LTI mix of 75% performance-based restricted stock and 25% time-based restricted stock, with vesting of the performance-based portion tied solely to pre-established Company-wide goals. If threshold goals are not met, there would be no payout under this portion of the LTI program

• Alignment with Shareholders –shareholders expressed a desire for the executive compensation program to be further aligned with shareholders	• We increased our equity ownership guidelines as follows: CEO 6x Base Salary Other NEOs 3x Base Salary Independent Directors 5x Annual Retainer

•   Governance Best Practices –shareholders noted the need for robust governance controls in place with respect to executive perquisite disclosure, and also stressed the importance of a stringent clawback policy

•   Following an extensive review of the governance controls, the Board enhanced internal controls and adopted specific policies around perquisites, airplane use and charitable contributions

•   In 2020, after taking into consideration shareholder feedback and our internal review of compensation practices, the Committee refined our existing clawback policy to incorporate the potential for a clawback in response to egregious conduct absent a financial restatement

•   Outsized Severance Arrangements – shareholders and shareholder advisory firms expressed concern over severance arrangements to our former CEO, noting they were outside of the terms of his employment agreement

•   In November 2020, in direct response to shareholder feedback, the Board approved a new Executive Severance Plan, or ESP, effective January 1, 2021, to provide consistent severance benefits to executive officers

The following charts graphically illustrate the changes made to the 2020 LTI program, which were implemented after considering shareholder feedback during our 2019 engagement efforts.

Prior LTI Design

Time-Based Weighting: 25% Performance Period: N/A Payout Range: N/A Vesting: 4-Year Ratable	Book Value Per Share Growth Metric Weighting: 50% Performance Period: 1-Year Payout Range: 0% to 150% Vesting: 4-Year Ratable	Individual Metric Weighting: 25% Performance Period: 1-Year Payout Range: 0% to 200% Vesting: 4-Year Ratable

2020 LTI Design

Time-Based Weighting: 25%	Performance-Based Weighting: 75%
• Performance Period: N/A • Payout Range: N/A • Vesting: 4-Year Ratable	• Performance Period: 3 Years • 50% BVPS Growth • 50% ROE • Payout range: 0% to 150% • Vesting: 3-year Cliff

The key changes under the new LTI design are the elimination of the individual modifier and tying a total of 75% of the award to pre-established book value per share and ROE goals. If threshold level goals are not met, there will be no payout under the performance-based component of the new LTI program.

Executive Compensation

Compensation Philosophy

The main objective of our executive compensation philosophy is to focus executives on the achievement of financial and operational performance over the short- and long-term in order to maximize shareholder value and support business objectives. Our compensation program is designed to support our business objective of increasing shareholder value by:

•	Linking pay to both Company and individual performance;

•	Aligning our executives’ incentive compensation with the Company’s short- and long-term strategic and financial goals and ensuring that a significant component of compensation is performance-based;

•	Providing a competitive compensation program that allows us to attract and retain superior talent in the competitive specialty insurance marketplace in which we operate; and

•	Appropriately managing risk.

Compensation Elements and Pay Mix

Our goal is to retain and attract experienced and talented executive officers and to motivate them to achieve our short- and long-term financial, operational and strategic objectives that produce and promote shareholder value. To achieve this goal, we strongly emphasize a culture of pay for performance in order to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. Accordingly, we have designed our incentive compensation program with the goal of ensuring that actual realized pay varies based on achievement of challenging performance goals and demonstration of meaningful individual commitment and contribution.

A summary of the key components of our executive compensation program is set forth below and described in more detail beginning on page 41.

Compensation Component	Link to Business Strategy and Shareholder Value	2020 Compensation Decision
Base Salary (Page 41)	• Provide a competitive level of fixed compensation that allows us to attract and retain executive talent	• Mr. Carter received an increase to his base salary from $450,000 to $500,000 upon his appointment to Chief Underwriting Officer

•  Base salaries reflect experience, skills and responsibilities of each NEO, the pay practices of companies with whom we compete for talent, economic conditions, and the Committee’s assessment of Company and individual performance

•  Mr. Schmidt’s salary was increased from $559,987 to $623,548 in 2020 to offset the elimination of his housing allowance

•  Ms. Kiene’s base salary was established when she joined the Company in October 1, 2020 based on the competitive market and the Company’s historical compensation practices

•  No other changes to NEO salaries were approved for 2020

Annual Incentive Compensation (Page 42)

•  Incentivize executives to achieve pre-established annual corporate/business unit financial goals and individual performance achievements aligned with the Company’s financial, operational and strategic objectives

•  Financial goal based on achieving adjusted pre-tax operating or underwriting income targets, with payout ranging from 0% to 200% of target opportunity, adjusted +/-30% based on individual performance

•  Payouts are capped at 200% of target opportunity regardless of individual performance

•  The Committee views non-financial individual performance as an important contributor to the Company’s future operational and financial performance

•  The threshold financial goal was not met in 2020, resulting in calculated preliminary awards of 0% for NEOs

•  To reflect significant levels of achievement relative to strategic objectives and initiatives as further described on page 45, the Committee adjusted the final payouts to 30% of target for NEOs

Long-Term Incentive Compensation (Page 45)

•  Encourage stock ownership and align the long-term interests of NEOs with those of our shareholders

•  Reward and retain executives who contribute to the Company’s success through achieving pre-established corporate financial performance objectives that are designed to be aligned with building shareholder value

•  Performance-based awards vesting 50% based on achievement of BVPS growth and 50% based on ROE, each measured over a three-year cumulative performance period, with payouts ranging from 25% to 150% of target opportunity

• 2020 LTI awards granted as a mix of 25% time-based and 75% performance-based awards, with performance-based awards

When determining the appropriate level of compensation for an NEO, the Committee looks not only at the separate components of the compensation package and the incentive provided by each but also at the NEO’s aggregate level of compensation. This philosophy allows the Committee to provide a mix of components to incentivize and reward the desired performance from each NEO. The following graphs illustrate the pay mix and the fixed versus variable portion of Mr. Rehnberg’s and, on average, the other continuing NEOs’ total target direct compensation other than Ms. Kiene. Ms. Kiene is excluded from this chart given her October 2020 employment commencement date.

CEO Target Mix of Pay	NEO Average Target Mix of Pay

Elements of the Compensation Program

Our goal is to attract and retain experienced and talented executive officers and to motivate them to achieve our short- and long-term financial, operational and strategic objectives that produce and promote shareholder value. To achieve this goal, we strongly emphasize a culture of pay for performance in order to provide incentives and accountability for our executive officers in working toward the achievement of our objectives.

Base Salary

Consistent with our desire to provide compensation that will attract and retain superior executives, when establishing base pay for our NEOs, our Committee considers both (i) the experience, skills and responsibilities of the NEO and (ii) the pay practices of companies with whom we compete for executives. In addition, when establishing base salaries for new hires or internal promotions, our Committee considers compensation paid to the executive’s predecessor, internal pay equity as well as the level of compensation required to induce an executive to join the Company. When adjusting base salaries, the Committee also considers Company performance and an NEO’s individual performance. The 2020 base salary increase for Mr. Carter was based on a review of market data in consideration of his new role as Chief Underwriting Officer. Ms. Kiene’s initial base salary was established at the time she joined the Company based on a review of the competitive market as well as the Company’s historical pay practices.

The 2020 base salaries for our NEOs were as follows:

Executive	2019 Base Salary		(%) Change	2020 Base Salary
Kevin J. Rehnberg	$975,000	(1)	0%	$975,000
Jay S. Bullock	$600,000		0%	$600,000
Timothy D. Carter	$450,000		11%	$500,000
Matthew J. Harris	$545,960	(2)	0%	$545,960	(2)
Allison D. Kiene	N/A		N/A	$500,000	(3)
Former Named Executive Officer
Axel Schmidt	$559,987	(4)	11%	$623,548	(4)

(1)   Reflects base salary approved when Mr. Rehnberg was promoted to the position of President and Interim Chief Executive Officer in November 2019.

(2)   Base salary was converted into U.S. dollars for purposes of the foregoing table using a December 31, 2020 exchange rate of 1.3649 US$/GBP.

(3)   Ms. Kiene joined the Company during October 2020. This amount represents her annualized base salary level at the time she joined the Company.

(4)   Base salary was converted into U.S. dollars for purposes of the foregoing table using a December 31, 2020 exchange rate of 1.113 US$/CHF.

Annual Incentive Awards

Performance Goal and Target Establishment

Our annual cash incentive compensation plan is structured to motivate and reward achievement of short-term financial goals and individual performance objectives and to provide a strong linkage between pay and performance. For our NEOs, annual incentive awards are determined based on an individual target award multiplied by, in the case of corporate executives, the percentage of plan Company pre-tax operating income and, in the case of business unit executives, the percentage of plan Company pre-tax operating income and business unit underwriting income, weighted 30% and 70%, respectively. This result is then subject to upward or downward adjustment by up to 30% if deemed appropriate by the Committee to factor in individual achievement of annual objectives. Payouts are capped at 200% of target opportunity regardless of individual performance.

Individual Target Award	x	% Achievement of Pre-established Financial Metrics 50% to 200% applied to target awards	=	Calculated Preliminary Award	+/-	Individual Performance Modifier +/- 30% applied to preliminary award	=	Individual Final Award

At the beginning of the year or, if later, upon hire, each NEO’s individual target award is established as a percentage of his or her base salary. For 2020, the individual target opportunities were established based on market data provided by the Committee’s independent compensation consultant. Mr. Rehnberg’s target increased from 115% of base salary in 2019 to 125% of base salary in 2020 based on the market review and Mr. Carter’s target increased from 90% of base salary in 2019 to 100% of base salary in 2020 in connection with his appointment to the position of Chief Underwriting Officer. Ms. Kiene’s target was established when she joined the Company considering market data and the Company’s historical compensation practices. The targets for none of the other NEOs changed as compared to 2019.

Executive	2020 Target Annual Incentive as Percent of Base Salary (%)	2020 Target Annual Incentive ($)
Kevin J. Rehnberg	125%	$1,218,750
Jay S. Bullock	116.7%	$700,000
Timothy D. Carter	100%(`1)	$477,459
Matthew J. Harris	75.0%	$409,470(2)
Allison D. Kiene	75.0%	$375,000
Former Named Executive Officer
Axel Schmidt	80.0%	$ 473,414 (3)
(1)	Target annual incentive is annualized based on mid-year 2020 salary increase.
(2)	Target annual incentive was converted into U.S. dollars for purposes of the foregoing table using a December 31, 2020 exchange rate of 1.3649 US$/GBP.
(3)	Target annual incentive was converted into U.S. dollars for purposes of the foregoing table using a December 31, 2020 exchange rate of 1.113 US$/CHF.

Performance Results

2020 Financial Goals

At the end of each year, a pool is established based upon the Company’s pre-tax operating income for the year subject to a minimum achievement of at least 50% of plan, with a maximum funding opportunity of up to 200% of plan. Pre-tax operating income is defined as net income before taxes excluding non-recurring net realized investment gains and losses and foreign currency exchange gains and losses. The Committee selected pre-tax operating income as a key financial metric because it believes it is a strong indicator of the Company’s short-term financial and operational performance.

If the Company does not achieve 50% of the plan pre-tax operating income for the year, the pool is not funded. When evaluating financial performance at the end of the year, the Committee may also consider the state of the insurance market, the state of the investment market, the impact of unusual catastrophic events, accounting changes or other factors affecting pre-tax operating income outside of management’s control, in adjusting the calculated preliminary award. In accordance with historical practice, the Committee adjusted both plan and actual pre-tax operating income by eliminating the expense related to certain types of cash-settled equity awards that are directly impacted by a change in the Company’s stock price.

For 2020, the Company’s pre-tax operating income goal of $178.2 million, as adjusted by the Committee in the manner described above, was not met. While this goal, set in February 2020, reflected the challenging market conditions facing our industry, it was set prior to the full onset of the COVID-19 global pandemic when the Committee could not have anticipated or known the impact of the impending COVID-19 pandemic and a highly active catastrophe season with a record-setting level of frequency making it the fifth costliest year on record for the industry, including a record number of named storms in the U.S. In light of the significant headwinds faced during 2020, the financial component of the annual incentive plan was not funded.

2020 Individual Goals

As described above, the Committee has the authority to make adjustments or reductions to the funded result by +/- 30% of target based on individual performance, to allow the Committee to appropriately reflect performance that is reasonably within management’s control and to reward individual performance when appropriate. In contemplating the funding of any incentive compensation pool, the Committee carefully assessed the Company’s 2020 performance and the 2020 strategic achievements. While the Company’s financial performance was severely impacted by the COVID-19 pandemic and a highly active catastrophe season with a record-setting level of frequency making it the fifth costliest year on record for the industry, led by the Company’s management team, the Company performed well against its key strategic objectives during the year, which were focused on realigning, simplifying and ultimately positioning the business for future profitability, all of which were accomplished as the Company worked to minimize the impact of COVID-19 on its 2020 operations. Our employees, including the NEOs, demonstrated their resilience during the pandemic and accomplished several notable achievements during 2020, which we believe better positions the Company for long-term success, including the following:

Repositioned Business Units for profitability

•	Closed on the sale of Ariel Re reinsurance business
•	Executed sale agreement on Italian operations (ArgoGlobal Assicurazioni S.p.A)
•	Placed Malta (ArgoGlobal S.E.) operations in run-off
•	Exited Syndicate 1200, London D&O business; Asia operations; and Hull class business
•	Exited Miami-based Latin America operations
•	Exited Argo Insurance (U.S. Grocery and Retail)
•	Reduced Group-wide property exposure
•	Reduced overall average limit exposures on U.S. excess casualty, Bermuda casualty and commercial D&O
•	Continued investments in digital development and increased investments in digital premium, as part of ongoing efficiency and growth objectives

Implemented Expense Reduction Initiatives

•	Established expense initiatives to reduce expense ratio to 36.0% by 2022, representing a 250 basis point improvement from 2019 results
•	Organizational Restructuring: Reduced size and cost associated with senior leadership team
•	T&E and Real Estate: Reduced spend on sponsorship and event costs, lowered level of T&E going forward and reviewed real estate footprint for potential savings
•	Other General Expenses: Reduced certain corporate costs and investment expenses

Realigned Capital Structure and Improved Reserve Position

•

Independent third-party reserve review demonstrated success of actions taken to stabilize reserves, with prior year development reducing from $138.1 million to $7.7 million including run-off and $126.1 million to $(3.8) million excluding run-off.

•	Syndicate 1200 Reinsurance to Close transaction agreed for years of account (YOA) 2017 and prior
•	Executed sale of Trident and converted underwriting to an MGA model
•	Completed preferred stock issuance to refinance outstanding term loan
•	Began exiting internally managed investments, reducing associated expenses

Response to 2020 COVID-19

•

Executed a seamless transition to remote work environment beginning on March 14, 2020 in response to the COVID-19 pandemic, leveraging our investments over the last several years in business contingency planning and digital solutions

•

Developed a COVID-19 response team to monitor our efforts around safeguarding our people, supporting our front office and business operations, understanding and managing our loss exposures and other risks associated with COVID-19

Made Progress on ESG Initiatives

•	Implemented D&I initiatives, including the formation of eight employee resource groups
•	Improved ESG scores with third-party rating services from MSCI, ISS and Sustainalytics, including an upgrade from ‘A’ to ‘AA’ by MSCI

The Committee determined that the annual incentive program formulaic outcomes did not appropriately recognize our employees’ efforts and achievements during the year. In order to provide some financial recognition for the significant accomplishments above, the Committee determined to fund an incentive compensation pool for 2020 for all eligible employees, excluding members of executive management, slightly above the 50% threshold level payable under the annual incentive program, on average. For executive management, including the NEOs, the annual incentive pool was funded at only 30% of target to reflect the application of the +/- 30% modifier attributable to the individual performance component of the annual incentive program. While significantly below target and below the funding level for other employees, the Committee believes the funding level for executive management appropriately rewards their efforts and achievements while considering the impact of the pandemic and other business critical issues that were outside of the control of the new management team.

The table below sets forth the annual incentive program targets and payouts to each of our NEOs based upon 2020 performance, as described above:

Executive	2020 Target Annual Incentive ($)	Annual Incentive Payouts ($)
Kevin J. Rehnberg	$1,218,750	$365,625
Jay S. Bullock	$700,000	$210,000
Timothy D. Carter(1)	$477,459	$143,238
Matthew J. Harris(2)	$409,470	$122,841
Allison D. Kiene	$375,000	$112,500
Former Named Executive Officer
Axel Schmidt(1) (3)	$425,330	$142,024

(1)	2020 Target annual incentive based upon annualized salary for Mr. Carter and Mr. Schmidt.
(2)	Target annual incentive and annual incentive payout was converted into U.S. dollars for purposes of the foregoing table using a December 31, 2020 exchange rate of 1.3649 US$/GBP.
(3)	Target annual incentive and annual incentive payout was converted into U.S. dollars for purposes of the foregoing table using a December 31, 2020 exchange rate of 1.113 US$/CHF.

Long-Term Incentive Awards

Our long-term equity incentive compensation is designed to provide a strong linkage between pay and the Company’s strategic goals, and to align the interests of our executives with those of our shareholders by awarding compensation in the form of equity, which may be restricted stock, restricted stock units, performance-based restricted stock, stock options or stock appreciation rights.

Individual target awards for our then-serving NEOs are established at the beginning of the year. Mr. Carter was not a NEO at the time of the March 2020 LTI grant and therefore received his award entirely in the form of time-based restricted stock, and Ms. Kiene was not eligible for a 2020 LTI grant due to her date of hire. For other NEOs, as noted above, the 2020 LTI grants were delivered in the form of time-based and performance-based restricted stock awards, weighted 25% and 75%, respectively. The time-based restricted stock awards vest based on the executive’s continued employment through the applicable vesting date. The performance-based restricted stock awards vest based on the achievement of pre-established performance goals relating to BVPS growth and ROE, each weighted 50% and measured over a cumulative three-year performance period. The BVPS and ROE performance goals were established taking into account the challenging global economic conditions and market conditions facing our industry at the time. The growth in BVPS and ROE targets under the Company’s LTI program were also established based on an assessment of the current operating environment, evidenced by continued and heightened competition relative to prior periods, a modestly improving economic environment at the time, and an improving interest rate environment, which at times has had the effect of increasing investment income. The target goals were designed to be challenging but achievable with strong management performance. Because these targets were set in February 2020, these targets were set prior to the time when the Company could have anticipated or known the impact of the impending COVID-19 pandemic. Based on performance, the performance-based restricted stock awards may vest at up to 150% of the target award opportunity, with no vesting if threshold level goals are not met. The BVPS and ROE performance targets, along with actual results against targets, will be disclosed following the conclusion of the three-year performance period.

The following table sets forth the target award value of the 2020 LTI awards received by each NEO.

Executive	2020 Target LTI ($)
Kevin J. Rehnberg (1)		$2,500,000
Jay S. Bullock		$600,000
Timothy D. Carter		$500,000
Matthew J. Harris(2)		$293,020
Allison D. Kiene(3)	$	N/A
Former Named Executive Officer
Axel Schmidt		$333,300

(1)

In 2020, Mr. Rehnberg received a one-time $500,000 increase to his LTI grant in recognition of his November 2019 appointment as Interim CEO. This amount is excluded from the table above as it was a promotional grant and not reflective of his annual LTI target.

(2)	LTI Target was converted into U.S. dollars for purposes of the foregoing table using a March 2019 through February 2020 monthly average exchange rate of 1.278 US$/GBP.
(3)	Ms. Kiene was not eligible for a 2020 LTI award due to her October 2020 employment commencement date.

Other Compensation and Benefit Programs

Savings Plans

Substantially all of our United States based employees, including our NEOs who are U.S. citizens, are eligible to participate in our tax-qualified savings plan (the “Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a tax-deferred and after-tax basis. Participants may contribute up to 75% of their base pay through tax-deferred and after-tax contributions up to the Internal Revenue Code (“IRC”) limit on employee contributions. We match 100% of the first 5% of each employee’s bi-weekly contributions. Participants are vested on a five-year graded vesting schedule for employer matching contributions. In addition, we contribute 1% of base pay up to the IRC compensation limit. This contribution vests upon completing three years of service.

Our NEOs who are U.S. citizens are also eligible for a tax-deferred non-qualified defined contribution plan (the “Non-Qualified Savings Plan”). The Non-Qualified Savings Plan provides retirement benefits which would be payable under the Qualified Plan but for the limits imposed by the IRC. Our NEOs who are U.S. citizens may contribute up to 5% of their pay to the Non-Qualified Savings Plan after reaching the maximum allowable IRS contribution to the Qualified Plan. The participant’s investment return is calculated as though the account was invested as designated by the individual from substantially the same funds that are available under the Qualified Savings Plan.

Our NEOs who are non-U.S. citizens are eligible to participate in defined contribution pension plans pursuant to the laws of the jurisdictions where they work and reside. The Company generally contributes 15% of a participant’s base salary to these plans up to the limits permitted by applicable legislation.

Welfare Benefits and Perquisites

Our NEOs participate in our corporate-wide benefit programs. Our named executive officers are offered welfare benefits that generally are commensurate with the benefits provided to all of our full-time employees. Welfare benefits consist of company-paid portions of life, disability, medical and dental insurance premiums. The Company also provides our executives with a group umbrella casualty insurance policy and executive long-term disability insurance.

Historically, the Company provided certain executives with expatriate benefits that were consistent with those provided to executives holding comparable positions in other insurance and reinsurance companies operating in the global marketplace. During 2019, the Company began phasing out these benefits for the named executive officers, with these benefits completely phased out for the NEOs in 2020.

The Company maintains fractional leasehold interests in corporate aircraft; however, the Board has adopted a policy that limits the use of corporate aircraft to only business travel. The Company’s corporate aircraft program enables NEOs and other executives, directors and employees to meet with Company personnel, vendors, professional service providers, clients and business partners, to attend board meetings, and to engage in business development activities in multiple locations where the Company conducts business throughout the world. An NEO may also have family members or other guests accompany the NEO on corporate aircraft in transit for business travel when there is space available on the corporate aircraft.

Executive Severance Plan

Beginning on January 1, 2021, our continuing NEOs other than Mr. Rehnberg will be eligible to receive severance benefits pursuant to the terms of the Company’s ESP, which was adopted on November 6, 2020, in the event of a qualifying termination of employment, as discussed in detail beginning on page 62. The Company provides severance payments and benefits because they are deemed essential to attracting and retaining highly-qualified executives. The Company also mitigates potential liability under these circumstances by requiring the executive to sign a separation and release agreement acceptable to the Company as a condition to receiving severance benefits. The post-termination benefits provided in employment agreements and the Company’s ESP were determined based on market data, input from the Committee’s independent compensation consultant and the Company’s historical pay practices.

Employment Arrangements with Named Executive Officers

Kevin Rehnberg

On March 11, 2020, we entered into a new employment agreement with Mr. Rehnberg in connection with his appointment to the position of President and Chief Executive Officer on a non-interim basis. Pursuant to Mr. Rehnberg’s employment agreement, Mr. Rehnberg will serve as the Company’s President and Chief Executive Officer for a term beginning on February 18, 2020 and ending on February 18, 2023, subject to earlier termination pursuant to the terms of the employment agreement. Under the employment agreement, Mr. Rehnberg’s annual base salary will be $975,000, which will be reviewed annually by the Committee for possible increases (but not decreases) in its sole discretion. Mr. Rehnberg will continue to be eligible to earn annual cash incentive and/or LTI awards in the sole discretion of the Committee from time to time, subject to his continued employment through any payment date, except as provided in the employment agreement. The terms of Mr. Rehnberg’s employment agreement were determined by the Committee after considering market practices, the Company’s historical pay practices and the input of its independent compensation consultant. Mr. Rehnberg is eligible to receive severance payments and benefits pursuant to the terms of his employment agreement.

Jay Bullock

On April 26, 2019, we entered into a new employment agreement with Mr. Bullock in connection with his continued employment as the Executive Vice President and Chief Financial Officer. Mr. Bullock’s service as the Company’s Executive Vice President and Chief Financial Officer was scheduled to continue until April 26, 2023, subject to earlier termination pursuant to the terms of the employment agreement. Under the employment agreement, Mr. Bullock’s annual base salary was $600,000. Mr. Bullock was eligible to earn annual cash incentive and/or LTI awards in the sole discretion of the Committee from time to time, subject to his continued employment through any payment date, except as provided in the employment agreement. The terms of Mr. Bullock’s employment agreement were determined by the Committee after considering market practices, the Company’s historical pay practices and the input of its independent compensation consultant. Mr. Bullock’s employment agreement also included provisions with respect to severance payments and benefits.

On March 23, 2021, the Company and Mr. Bullock entered into a Separation and Transition Agreement and General Release in connection with his termination of employment from the Company, effective March 31, 2021 (the “Bullock Separation Agreement”). Under the Bullock Separation Agreement, from April 1, 2021 until June 30, 2021, or as may be extended thereafter by mutual agreement of the parties, Mr. Bullock may provide consulting services relating to the transition of his duties to his successor, at an hourly rate based on his annual base salary divided by 2,080. Upon Mr. Bullock’s execution and non-revocation of the Bullock Separation Agreement, and pursuant to the circumstances of his departure, Mr. Bullock became entitled to the severance benefits for a termination without cause under his employment agreement as well as attorneys’ fees in connection with the negotiation of the Bullock Separation Agreement. Please see the Potential Payments upon Termination or a Termination Following a Change in Control for a quantification of the amounts upon Mr. Bullock’s separation from the Company.

Matthew Harris

Mr. Harris joined the Company on August 1, 2017 and was named an executive officer upon his promotion to Group Head of International Operations on January 1, 2019. Under the terms of his current agreement, Mr. Harris’ base salary is $545,960, with a short-term incentive target opportunity equal to 75% of salary, and a long-term incentive target value of $293,020. Mr. Harris’ employment agreement in effect for fiscal 2020 provides that his employment will continue for an indefinite term unless and until terminated by either the Company or Mr. Harris upon six-months’ notice of such termination of employment.

Mr. Harris’ employment agreement includes confidentiality provisions and prohibits Mr. Harris from competing with the Company or its affiliates, or soliciting its customers or employees for the one-year period following his termination. Effective January 1, 2021 Mr. Harris is eligible for severance benefits under the ESP.

Timothy Carter

Mr. Carter joined the Company on October 28, 2019 as Executive Vice President of U.S. Operations and was named an executive officer on June 15, 2020 upon his appointment to Chief Underwriting Officer. The terms of Mr. Carter’s offer letter provides for a base salary of $450,000, a short-term incentive target opportunity equal to 90% of salary, and a long-term incentive target value of $500,000. Upon his appointment to Chief Underwriting Officer, Mr. Carter’s salary was increased to $500,000 and his target bonus opportunity increased to 100%. Effective January 1, Mr. Carter is eligible for severance benefits under the ESP.

Allison Kiene

Ms. Kiene joined the Company as Senior Vice President and General Counsel on October 1, 2020. The terms of Ms. Kiene’s offer letter provide for a base salary of $500,000, a short-term incentive target opportunity equal to 75% of base salary, and a long-term incentive target value of $300,000. Under the terms of her offer letter, Ms. Kiene will receive a one-time payment equal to $200,000 in consideration of compensation forfeited from her prior employer, which is payable in two installments on the six-month anniversary and one-year anniversary of her employment commencement and subject to clawback if Ms. Kiene were to leave the Company within 24 months of her hire date. Under the terms of Ms. Kiene’s offer letter, she was also eligible to receive six months of her annual salary as severance if the Company were to terminate her employment without cause. Effective January 1, 2021, Ms. Kiene is eligible for severance benefits under the ESP. These benefits supersede those provided in her offer letter.

Axel Schmidt

On July 8, 2020 the Company entered into an agreement amending the employment agreement of Mr. Schmidt. The amendment provided that Mr. Schmidt transitioned into a new position of Group Advisor effective as of June 15, 2020 for a term scheduled to terminate on March 31, 2021, with a garden leave beginning on January 1, 2021. As part of the agreement, Mr. Schmidt’s current housing allowance was incorporated into his base pay effective July 1, 2020. Under Mr. Schmidt’s employment agreement, he became entitled to six months’ notice of termination, or, at the Company’s option, a lump sum payment of his base salary over that time period. Under the agreement, as of January 1, 2021, Mr. Schmidt continued to receive his base salary during the three months of garden leave. He will also receive a payment of $201,571, the majority of which represents the remaining three months’ base salary related to his contractual notice of termination. The agreement provides that the benefits to which Mr. Schmidt is entitled or vested under the terms of employee benefit and compensation plans, agreements and arrangements will continue until March 31, 2021, and he remained eligible to participate in the Company’s annual incentive plan for the year 2020. The Agreement also included a release of claims against the Company.

Compensation Setting Process and Governance Elements

Process for Compensation Decisions

In making decisions with respect to the compensation of our executive officers, the Committee considers both Company performance and peer group practices to evaluate whether our executive compensation program remains competitive and consistent with best practices and our compensation philosophy. In determining the amount and form of compensation for our CEO, the Committee reviews our CEO’s performance and makes recommendations regarding his pay to the full Board for approval. In determining the amount and form of compensation for our other NEOs, the Committee considers our CEO’s assessment of their performance and his recommendations regarding their compensation.

When setting compensation levels and awarding compensation for 2020, the Committee took into account the Company’s strategic and financial goals as well as individual short- and long-term performance objectives for each NEO and other members of the executive management team. The Committee also considered the compensation levels of the Company’s peers as discussed in the Compensation Peer Group section below.

Compensation Peer Group

To evaluate whether our executive compensation program is competitive, the Committee compares compensation for its executives with the compensation received by the executives of our competitors. Although the Committee considers compensation data for a designated peer group when establishing compensation, the Committee does not target a specific percentage of compensation reported by such group. Instead the Committee uses the data as a guide in determining the level of compensation necessary to successfully compete for executives. Because the Company seeks to hire and retain experienced and talented executives, the Committee has selected a designated peer group that incorporates the companies with whom we compete.

In deciding whether a company should be included in the peer group, the Committee considered the following criteria: (a) global operations; (b) revenue; (c) market capitalization; and (d) peers that the Company competes with in the marketplace and for talent.

From December 2019 through February 2020, the Committee, with assistance from its independent compensation consultant, undertook a thorough review of the peer group. As part of this review the Committee endeavored to consider the removal of peers that were either much larger or much smaller than the Company. In determining which companies should be removed or added to the peer group, the following criteria were considered:

•

If the company was size appropriate; i.e., companies with revenue ranging from one third to three times that of the Company and market capitalization ranging from one fifth to five times that of the Company

•	Companies in the same industry with similar business mix and geographic reach
•	Companies that the Company competes with in the marketplace and for talent

As a result of this review, the Committee removed four companies from the Company’s historical peer group that were significantly larger and added three companies that are considered reasonably similar to the Company in terms of size and business mix:

Deletions	Additions
Alleghany Corporation	Hanover Insurance Group
American Financial Group	ProSight Global
Markel	Sirius International Insurance
W.R. Berkley

The resulting 2020 peer group used for the purpose of executive compensation decisions is below:

2020 Peer Group
Arch Capital Group	Hiscox	RLI Corporation
Axis Capital Holdings	James River Group	Selective Insurance Group
Beazley	ProAssurance(1)	Sirius International Insurance(2)
Enstar Group	ProSight Global
Hanover Insurance Group	Renaissance Re Holdings

(1)

ProSight Global announced its acquisition by TowerBrook Capital Partners LP and Further Global Capital Management, which is expected to close in Q3’2021. Their inclusion in the peer group will be evaluated for continued reasonableness in 2021.

(2)

Sirius International Insurance announced a merger with Third Point Reinsurance Ltd., which closed in Q1’2021. The combined company will be evaluated for continued reasonableness in the peer group in 2021.

Equity Ownership Guidelines

The Company requires a designated group of senior executives, including the NEOs, to adhere to its Equity Ownership Guidelines. The guidelines are considered an integral part of the Company’s executive compensation program as they align the economic interests of the Company’s executives with those of its shareholders. The guidelines encourage behavior that will foster long-term, sustainable value creation because the value of the stock being held by the participants is influenced by the Company’s long-term performance.

Pursuant to the guidelines, designated executives must hold at least 50% of earned or acquired shares until the guideline ownership level is attained. Compliance is tested annually as of the first business day of the second quarter each year. Compliance with the guidelines is a factor that the Committee takes into consideration when determining whether to grant future equity awards to our executives under the Company’s LTI plan. As of the Record Date, each of our continuing NEOs either held the requisite number of shares or was subject to the 50% retention requirement.

The following table shows the ownership levels applicable to our NEOs, which are expressed as a multiple of salary:

CEO	6x Base Salary
Other NEOs	3x Base Salary

For purposes of the ownership guidelines, only Common Shares owned by or on behalf of an individual or an immediate family member residing in the same household, including stock held in trusts or tax-qualified retirement plans, are counted. The value of each common share is assumed to be the greater of the market value or the book value per common share of the Company’s stock on the measurement date.

Compensation Clawback Policy

To provide the Company with the ability to recoup performance-based compensation following misconduct on the part of management that is detrimental to the Company, performance-based compensation may be recovered at the discretion of the Board if an executive officer, during the three-year period preceding the following events, (i) has engaged in fraud or other misconduct and the misconduct resulted in the need for a restatement of the Company’s financial statements that affect such executive officer’s compensation or (ii) the executive officer has engaged in certain other egregious conduct that is substantially detrimental to the Company. The potential for a clawback in response to egregious conduct has been incorporated into our revised policy after taking into consideration shareholder feedback and our internal review of compensation practices. The Board also has the discretion to recoup performance-based compensation if the payment, grant or vesting of the award was based on the achievement of a performance metric that was calculated by the Company in a substantially inaccurate manner. Our Compensation Clawback Policy is available on our website at www.argolimited.com.

Prohibition of Hedging and Pledging of Equity Securities

Our Insider Trading Policy prohibits our employees, officers and directors from selling any Company securities that they do not own. It also prohibits transactions in exchange-traded options such as puts, calls and other derivative securities of the Company’s Common Shares. We prohibit all hedging transactions involving our securities that would insulate our employees, officers and directors from the effects of our stock price performance. In 2020, the Committee amended the Insider Trading Policy to prohibit all pledging of Company securities.

Compensation Risk Assessment

In line with the Company’s application of its ERM framework to compensation risk, the Committee seeks to ensure that our executive compensation program does not encourage executives to take risks that are inconsistent with the long-term success of the Company. More broadly, the Company’s compensation philosophy is a core part of our risk culture and ensures that underwriters are motivated to produce profitable business and executives are compensated to operate within our Board approved risk appetite.

The Committee believes the Company’s executive compensation program does not encourage inappropriate risk-taking. In 2020, the Committee implemented changes to the LTI program to increase the long-term shareholder focus of the plan by changing the performance period from one to three years, and eliminating the individual performance modifier. The Committee also increased executive equity ownership guidelines as noted above.

During 2020, our ERM function, led by the Chief Risk Officer, undertook a risk assessment of our current compensation programs, taking into consideration the anticipated reaction of key stakeholders to a number of potential downside or upside risk scenarios. The assessment considered a number of factors including risk-based measures, program calibration, clawback and ‘malus’ provisions, deferral features and multi-year structures. The risk analysis also considered the threats and opportunities introduced by the changes to our compensation programs for 2020. Other factors considered when determining that the compensation program does not encourage excessive risk-taking include:

•

The Committee retains negative discretion in determining compensation payouts, such that meaningful reductions in compensation are possible to adjust for the quality of our financial results and other factors that the Committee deems relevant;

•

Our executive compensation clawback policy helps ensure that our executives are not inappropriately rewarded in the event that we are required to restate our financial results or in the event of executive misconduct that is detrimental to the Company;

•	Executive equity ownership guidelines are designed to ensure that the long-term interests of our executives are aligned with those of our shareholders;
•	The Chair of the Committee regularly attends our Risk & Capital Committee and has the opportunity to review the outcomes of Compensation Risk Assessment presented by the Chief Risk Officer;
•	The Committee also receives a summary of the Compensation Risk Assessment work as part of its review of proposed changes to the programs; and
•

The Committee retains an independent consultant, apart from any consultant retained by management. The independent consultant reviewed the findings of the Compensation Risk Assessment and found them to be both comprehensive and appropriate to the risk exposures and concurred with the conclusions.

Compensation Consultant

During 2020, the Committee continued to engage FW Cook to assist in the evaluation of the Company’s executive compensation program. The scope of FW Cook’s engagement was to provide assistance with (1) setting target compensation for our Chief Executive Officer upon his appointment in February 2020, (2) conducting a review of our compensation peer group, (3) conducting competitive reviews of executive and non-employee director compensation, (4) conducting competitive reviews of incentive design and performance measurement, (5) conducting pay-for-performance modeling, (6) conducting an analysis of aggregate long-term incentive grant practices, (7) updating the committee on executive compensation trends and regulatory and governance developments, (8) assisting with the Company’s response to the 2020 Say-on-Pay vote, and (9) advising on the ESP. In addition, FW Cook also reviewed the compensation disclosure included in this proxy statement. FW Cook performed these services solely on behalf of the Committee. The Committee has assessed the independence of FW Cook, as required by the Company’s governance framework and NYSE and SEC rules and has concluded that no conflict of interest exists with respect to its services to the Committee.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on their review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s annual report on Form 10-K and proxy statement.

COMMITTEE

Dymphna A. Lehane (Chair)

Bernard C. Bailey

Thomas A. Bradley

Samuel G. Liss

EXECUTIVE COMPENSATION

2020 Summary Compensation Table

The following table contains compensation information for our NEOs for the fiscal year ended December 31, 2020 and, to the extent required under the SEC executive compensation disclosure rules, the fiscal years ended December 31, 2019 and December 31, 2018.

Name & Principal Position	Year	Salary ($)(2)	Stock Awards ($)(3)	Non- Equity Incentive Plan Comp ($)(4)	All Other Compensation ($)(5)	Total ($)

Kevin J. Rehnberg, President and CEO (1)	2020	$993,750	$2,499,980	$365,625	$67,735	$3,927,090
	2019	$785,137	$999,951	$283,815	$48,580	$2,117,483
	2018	$650,000	$1,634,291	$688,500	$43,891	$3,016,682

Jay S. Bullock, Executive Vice President and CFO	2020	$611,538	$599,991	$210,000	$43,228	$1,464,757
	2019	$570,205	$419,997	$—	$36,049	$1,026,252
	2018	$525,000	$814,716	$511,875	$70,385	$1,921,976

Timothy D. Carter, Chief Underwriting Officer	2020	$485,577	$499,977	$143,238	$34,068	$1,162,860

Matthew J. Harris, Group Head of International Operations	2020	$545,960	$293,066	$122,841	$73,556	$1,035,423
	2019	$527,384	$302,777	$—	$126,501	$956,663

Allison D. Kiene Senior Vice President and General Counsel	2020	$119,231	$—	$112,500	$7,466	$239,197
Former Named Executive Officer Axel Schmidt Former Chief Underwriting Officer
	2020	$591,768	$333,275	$142,024	$332,029	$1,399,096
	2019	$523,706	$333,294	$—	$132,663	$989,663
	2018	$490,904	$728,063	$312,000	$140,054	$1,666,684

(1)

Mr. Rehnberg was appointed to the position of Interim President and Chief Executive Officer of the Company in November 2019 and promoted to the position of President and Chief Executive Officer of the Company in February 2020.

(2)

Mr. Harris was paid in British Pounds. His salary was converted into U.S. dollars for purposes of this table using a December 31, 2020 exchange rate of 1.3649 US$/GBP. Mr. Schmidt was paid in Swiss Francs. His salary was converted into U.S. dollars for purposes of this table using a December 31, 2020 exchange rate of 1.113 US$/CHF. For Messrs. Rehnberg, Bullock and Carter, this table includes an extra week of pay in 2020 due to the extra pay cycle in the U.S. attributable to the 2020 calendar.

(3)

Represents the grant date fair value of all LTI equity awards granted in 2020. The calculation of grant date fair value for the annual performance awards assumes target level performance against the specified financial goals set forth in the award and is calculated in accordance with FASB ASC Topic 718. The receipt of annual performance awards is conditioned upon the achievement of financial performance goals during the applicable performance period, as discussed in the Long-Term Incentive Awards section that begins on page 45. Assuming the highest level of performance is achieved for the 2020 LTI awards, the maximum grant date fair value of the 2020 performance-based LTI awards would be as follows: Mr. Rehnberg—$2,812,449; Mr. Bullock—$674,962; Mr. Harris—$329,687; and Mr. Schmidt—$374,917. Mr. Carter and Ms. Kiene did not receive 2020 performance awards.

(4)

Non-Equity Incentive Plan Compensation consists of cash awards made under the Company’s annual incentive plan. Please refer to the Annual Incentive Awards section on page 42 for a discussion of the decisions made related to these awards.

(5)	Please see the All Other Compensation Table below and related tables and footnotes for information regarding the amounts reported in this column.

2020 All Other Compensation Table

Name	401(k) and Retirement Contributions	Imputed Value of Company Provided Insurance Coverage (1)	Supplemental Executive Retirement Plan Benefit	Separation Benefits (2)	Perquisites(3)	Total
Kevin J. Rehnberg	$17,100	$8,110	$42,525	—	$—	$67,735
Jay S. Bullock	$5,158	$6,535	$31,535	—	$—	$43,228
Timothy D. Carter	$8,081	$4,933	$21,054	—	$—	$34,068
Matthew J. Harris (4)	$73,556	$—	$—	—	$—	$73,556
Allison D. Kiene	$1,058	$446	$5,962	—	$—	$7,466
Former Named Executive Officer
Axel Schmidt(5)	$85,115	$—	$—	$211,480	$35,434	$332,029

(1)

Imputed Value of Company Provided Insurance Coverage includes the following: term life insurance coverage which is provided to all employees, umbrella insurance and executive long-term disability coverage provided to all senior executives.

(2)	This amount represents a cash payment made to Mr. Schmidt pursuant to the term of his separation agreement, as described further in the CD&A.
(3)

Perquisites for Axel Schmidt include $3,653 in financial planning services and $31,781 in housing benefits, which ended on June 30, 2020. The aggregate incremental cost for the housing benefits represents the amounts reimbursed directly to Mr. Schmidt.

(4)	Values converted into U.S. dollars for purposes of the foregoing table using a December 31, 2020 exchange rate of 1.3649 US$/GBP
(5)	Values converted into U.S. dollars for purposes of the foregoing table using a December 31, 2020 exchange rate of 1.113 US$/CHF

2020 Grants of Plan-Based Awards

Name	Committee Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Kevin J. Rehnberg	2/17/2020		$609,375	$1,218,750	$2,437,500

	2/17/2020	3/16/2020				28,748	57,497	86,245			$1,874,977

	2/17/2020	3/16/2020							19,166	(4)	$625,003

Jay S. Bullock	2/17/2020		$350,000	$700,000	$1,400,000

	2/17/2020	3/16/2020				6,899	13,799	20,698			$449,985

	2/17/2020	3/16/2020							4,600	(4)	$150,006

Timothy D. Carter	6/15/2020		$213,730	$477,459	$954,918

	6/15/2020	3/16/2020

	6/15/2020	3/16/2020							15,332	(4)	$499,977

Matthew J. Harris	2/17/2020	3/16/2020	$204,735	$409,470	$818,940

	2/17/2020	3/16/2020				3,370	6,740	10,110			$219,791

	2/17/2020	3/16/2020							2,247	(4)	$73,275

Allison D. Kiene	10/1/2020		$187,500	$375,000	$750,000

Former Named Executive Officer

Axel Schmidt	2/17/2020		$212,665	$425,330	$850,660

	2/17/2020	3/16/2020				3,832	7,665	11,497			$249,956

	2/17/2020	3/16/2020							2,555	(4)	$83,319

(1)	These amounts represent threshold, target and maximum cash award levels set in 2020 under the Annual Incentive Plan.

(2)

These amounts represent the threshold, target and maximum shares of performance-based restricted stock granted under the Argo Group International Holdings, Ltd. 2019 Omnibus Incentive Plan. For actively employed executives, shares of performance-based restricted stock are earned at the end of a three-year performance period, subject to the achievement of certain pre-established BVPS and ROE goals and the executive’s continued service through the applicable vesting date.

(3)

The amounts in this column represent the aggregate grant date fair value of equity awards granted to our NEOs during the fiscal year ended December 31, 2020. The Grant Date Fair Value in column (l) was calculated in accordance with FASB ASC Topic 718, with performance-based restricted stock awards valued based on the probable outcome of such criteria.

(4)

Represents the restricted stock awards granted under the Argo Group International Holdings, Ltd. 2019 Omnibus Incentive Plan as a component of the annual LTI awards, which vest in four equal installments beginning on the first anniversary of the date of the grant, subject to the executive’s continued employment through the applicable vesting date.

Outstanding Equity Awards at 2020 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Kevin J. Rehnberg	—	—	—	—	—	1,989(2)	$86,919	—	—
	—	—	—	—	—	2,008(3)	$87,750	—	—
	—	—	—	—	—	5,493(4)	$240,044	—	—
	—	—	—	—	—	19,166(5)	$837,554	—	—
	—	—	—	—	—	—	—	19,595(6)	$856,302
	—	—	—	—	—	—	—	57,497(7)	$2.512.619
Jay S. Bullock	37,561	—	—	$31.92	3/14/2021	1,764(2)	$77,087	—	—
	28,672	—	—	$37.85	2/26/2022	1,874(3)	$81,894	—	—
	—	—	—	—	—	2,307(4)	$100,816	—	—
	—	—	—	—	—	4,600(5)	$201,020	—	—
	—	—	—	—	—	—	—	6,531(6)	$285,405
	—	—	—	—	—	—	—	13,799(7)	$603,016
Timothy D. Carter	—	—	—	—	—	15,332(5)	$670,008	—	—
M Matt Harris	—	—	—	—	—	1,596(3)	$69,745
	—	—	—	—	—	1,664(4)	$72,717
	—	—	—	—	—	2,247(5)	$98.194
	—	—	—	—	—	—	—	6,531(6)	$285,405
	—	—	—	—	—	—	—	6,740(7)	$294,538
Allison D. Kiene	—	—	—	—	—	—	—	—	—
Former Named Executive Officer

Axel Schmidt	20,420	—	—	$37.85	2/26/2022	1,400(2)	$61,180	—	—
	—	—	—	$37.85	2/26/2022	1,488(3)	$65,026	—	—
	—	—	—	—	—	1,832(4)	$80,058	—	—
	—	—	—	—	—	2,555(5)	$111,654	—	—
	—	—	—	—	—	—	—	6,531(6)	$285,405
								7,665(7)	$334.961

(1)	The stock price used to calculate the value of equity awards was $43.70, the price at which the Company’s common stock closed on December 31, 2020.

(2)	This award was granted on March 29, 2017 and vests in four annual installments on the anniversary of the grant date, subject to the executive’s continued employment through such date.

(3)	This award was granted on March 27, 2018 and vests in four annual installments on the anniversary of the grant date, subject to the executive’s continued employment through such date.

(4)	This award was granted on March 15, 2019 and vests in four annual installments on the anniversary of the grant date, subject to the executive’s continued employment through such date.

(5)	This award was granted on March 16, 2020 and vests in four annual installments on the anniversary of the grant date, subject to the executive’s continued employment through such date.

(6)

This award was granted on November 5, 2018 and vests on December 31, 2021 subject to the achievement of performance goals relating to the Company’s stock price and expense ratio and the executive’s continued employment through the vesting date. The amount reported is based on achievement of target performance goals.

(7)

This award was granted on March 16, 2020 and vests at the end of the three-year performance period based on the achievement of performance goals relating to BVPS and ROE and the executive’s continued employment through the applicable vesting date. The amount reported is based on achievement of target performance goals.

2020 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin J. Rehnberg	—	—	8,019	$309,949
Jay S. Bullock	3,359	$32,280	6,127	$238,143
Timothy D. Carter	—	—	1,532	$63,946
Matt Harris	—	—	1,350	$47,763
Allison D. Kiene	—	—	—	—
Former Named Executive Officer
Axel Schmidt	6,500	$49,790	5,109	$199,814

2020 Non-qualified Deferred Compensation

Name	Executive contributions in last fiscal year ($)	Registrant contributions in last fiscal year ($) (1)	Aggregate earnings in last fiscal year ($) (1)	Aggregate balance at last fiscal year end ($) (2)
Kevin J. Rehnberg	$23,688	$42,525	$27,049	$307,608
Jay S. Bullock	$28,269	$31,535	$89,936	$703,633
Timothy D. Carter	$19,048	$21,054	$7,519	$47,621
Allison D. Kiene	$5,965	$5,962	$180	$12,106

(1)

All of the Company’s contributions in the last fiscal year are included in the 2020 Summary Compensation Table. None of the aggregate earnings in the last fiscal year are included in the 2020 Summary Compensation Table.

(2)	The amounts included in the Summary Compensation Table for this year and all prior years were: $225,408 for Mr. Rehnberg, $435,948 for Mr. Bullock, $24,922 for Mr. Carter and $6,051 for Ms. Kiene.

Under the Company’s 401(k) Plan, a defined contribution plan, the contribution made by the Company on behalf of eligible U.S. employees is equal to the sum of:

a.	100% of the first 5% of eligible pay that the employee contributes per pay period to the plan; and

b.	1% of the employee’s eligible pay.

During 2020, the Internal Revenue Code limited the maximum amount of compensation used to calculate benefits under a defined contribution plan to $285,000 and the maximum dollar amount of the 401(k) contribution that could be made to $19,500 plus an additional $6,500 for employees over the age of 50. The Company’s Supplemental Executive Retirement Plan (“SERP”) provides retirement benefits to its U.S. employees which would be payable under the 401(k) Plan but for the limits imposed by the Internal Revenue Code. The investment return on an individual’s SERP balance is calculated as though the funds in the account were invested, as directed by the individual, from among substantially the same funds available under the Company’s 401(k) Plan.

During 2020, the Company credited the account maintained for each U.S. NEO for the following.

a.

The difference between the Company matching contribution which would have been made to the individual’s account under the Company’s 401(k) Plan based upon the individual’s 401(k) election had his or her contributions under that plan not been limited by reason of the Code and the amount that was actually credited to the individual’s account under the Company’s 401(k) Plan;

b.

A supplemental Company contribution equal to 1% of the excess of the NEO’s eligible compensation for the 2020 fiscal year less the maximum amount of compensation permitted to be taken into account under the Code ($285,000 for the 2020 fiscal year); and

c.	Investment income calculated as though the funds in the account were invested, as designated by the individual, from substantially the same funds that are available under the Company’s 401(k) Plan.

In addition, executives under the age of 50 who elect to contribute more than the $19,500 allowed under the Code and executives 50 years old or older who elect to contribute more than the $26,000 allowed under the Code can contribute up to 5% of the pay earned after the limit is reached to the SERP. Executives may elect to receive payments in lump sum or in annual cash installments between one and 10 years. Payments may be distributed through one of the following options, as elected by the executive: (i) as soon as possible following separation from service, (ii) in the calendar year following the year separated from service, or (iii) on a specified date elected by the executive following separation from service. Regardless of the election, no distributions may commence sooner than six months following separation from service.

Potential Payments upon Termination or a Termination Following a Change in Control

We believe that reasonable severance arrangements are essential to attracting and retaining highly qualified executives. Our employment arrangements are designed to provide reasonable compensation to departing executives under certain circumstances to facilitate their transition to new employment. As part of these arrangements, we also mitigate potential Company liability by requiring executives to sign a separation and release agreement acceptable to us as a condition to receiving severance benefits. While we do not believe that the provisions of a severance benefit would be a determinative factor in an executive’s decision to join or remain with the Company, we believe that the absence of such a provision in an executive’s employment arrangement would present a distinct competitive disadvantage in the market for highly skilled and experienced executives. Furthermore, we believe that it is important to set forth the benefits payable in triggering circumstances in advance in an attempt to avoid future disputes or litigation. In determining severance arrangements, the Committee has drawn a distinction between voluntary resignations and terminations for cause versus terminations without cause or by the executive for good reason. We believe severance arrangements for a termination without cause or by the executive for good reason are appropriate since the executive’s departure is due to circumstances not within his or her control.

We have entered into an employment agreement with certain of our NEOs. The employment agreements set forth the general terms and conditions of each NEO’s employment with the Company and provide for certain severance benefits upon the occurrence of certain events. In addition, as described further below, certain of our NEOs have been designated to participate in our ESP, which provides certain severance benefits and payments and became effective January 1, 2021.

Mr. Rehnberg

Under the terms of Mr. Rehnberg’s employment agreement effective March 11, 2020, if Mr. Rehnberg’s employment is terminated by the Company without Cause (as defined in his employment agreement), or, within two years following a Change in Control (as defined in the Company’s 2019 Omnibus Incentive Plan or any successor Omnibus Incentive Plan), by Mr. Rehnberg for Good Reason (as defined in his employment agreement), Mr. Rehnberg will be entitled to the following severance benefits: (i) accrued benefits and any earned but unpaid annual cash incentive award for the year preceding the year of termination, (ii) an amount equal to one times (or, if a Change in Control has occurred or is reasonably expected to occur, two times) the sum of (A) his base salary and (B) his target annual cash incentive award for the year of termination (or, if a target annual cash incentive award has not yet been established for such year, his target annual cash incentive award for the year prior to the year of termination), such amounts to be paid in installments over a period of 12 months, (iii) any target annual cash incentive award for the year of termination, pro-rated to reflect his time of service for such year through his date of termination, (iv) continuation of health benefits at the active rate of executives until Mr. Rehnberg obtains reasonably equivalent coverage or for 18 months, whichever is earlier, provided that Mr. Rehnberg timely elects benefit continuation coverage under COBRA, and (v) continued vesting of all unvested equity awards, to be paid or settled in accordance with the terms of the applicable award agreements as if no termination had occurred and Mr. Rehnberg had remained employed by the Company through the applicable vesting date, provided that the vesting of any outstanding performance-based equity awards will be determined based on actual performance through the end of the applicable performance period, provided further that all outstanding, unvested stock options will remain exercisable for a period of 90 days following the last vesting date of the stock option, but not beyond the original term of the stock option. In the event of Mr. Rehnberg’s involuntary termination of employment by the Company without Cause or by Mr. Rehnberg for Good Reason, in each case, within two years following a Change in Control, all outstanding unvested equity awards will vest immediately upon the date of such termination of employment.

All severance benefits are conditioned upon Mr. Rehnberg’s execution and non-revocation within 60 days following his termination date of a full and complete release of claims in favor of the Company and its subsidiaries and affiliates, and his compliance with the restrictive covenants to which he is bound under the employment agreement.

In the event Mr. Rehnberg’s employment is terminated due to his death or Disability (as defined in his employment agreement), Mr. Rehnberg (or his estate in the case of his death) will be entitled to: (i) accrued benefits, (ii) any incentive bonus that is “Fully-Earned” (as defined in his employment agreement) through date of his termination of employment, and (iii) continued participation for 18 months by Mr. Rehnberg or, in the case of his death, his eligible dependents in all health and medical plans or programs in which Mr. Rehnberg or such eligible dependents, as applicable, were participating on his termination date, with the Company continuing to pay the same portion of the premiums for such coverage as it paid for Mr. Rehnberg or his eligible dependents immediately prior to his termination date. In the event Mr. Rehnberg’s employment is terminated by the Company for Cause, Mr. Rehnberg will only be entitled to his accrued benefits, and will not be entitled to any other benefits, unless otherwise required by applicable law.

Under Mr. Rehnberg’s employment agreement, if any portion of the payments and benefits that Mr. Rehnberg is entitled to receive under the Employment Agreement upon a termination of employment, either alone or together with other payments and benefits that he is entitled to receive from the Company or its affiliates, would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then such payments and benefits will be reduced such that no portion of such payments and benefits will be subject to the excise tax under Section 4999, but only to the extent doing so would not reduce Mr. Rehnberg’s aggregate (after tax) payments and benefits.

Mr. Rehnberg’s employment agreement contains certain non-disclosure, intellectual property and non-disparagement covenants and prohibits Mr. Rehnberg from competing with the Company or its affiliates, or soliciting their respective customers or employees during his employment and for the 12-month period following his termination of employment.

Mr. Bullock

Under the terms of Mr. Bullock’s agreement in effect during 2020, if Mr. Bullock’s employment was terminated by the Company without “cause,” or, within two years following a “change in control,” by Mr. Bullock for “good reason,” Mr. Bullock would have been entitled to the following severance benefits: (i) accrued benefits and any earned but unpaid annual cash incentive award for the year preceding the year of termination, (ii) an aggregate amount equal to one times (or, if a “change in control” has occurred or is reasonably expected to occur, two times) the sum of (A) his base salary and (B) his target annual cash incentive award for the year of termination (or, if a target annual cash incentive award has not yet been established for such year, his target annual cash incentive award for the year prior to the year of termination), such amounts to be paid in installments over a period of 12 months, (iii) any target annual cash incentive award for the year of termination, (iv) continuation of health benefits at the active rate of executives until Mr. Bullock receives reasonably equivalent coverage or for 18 months, whichever is earlier, provided Mr. Bullock’s timely election of benefit continuation coverage under COBRA, and (v) continued vesting of all unvested equity awards to be paid or settled in accordance with the terms of the applicable award agreements as if no termination had occurred and Mr. Bullock had remained employed by the Company through the applicable vesting date, provided that the vesting of any outstanding performance-based equity awards will be determined based on actual performance through the end of the applicable performance period, provided further that all outstanding, unvested stock options will remain exercisable for a period of 90 days following the last vesting date of the stock option, but not beyond the original term of the stock option. In the event of Mr. Bullock’s involuntary termination of employment by the Company without “cause” or by Mr. Bullock for “good reason,” in each case, within two years following a “change in control,” all outstanding unvested equity awards would vest immediately upon the date of such termination of employment. All severance benefits are conditioned upon Mr. Bullock’s execution within 30 days following the termination date of a full and complete release of claims in favor of the Company and its subsidiaries and affiliates, and his compliance with the restrictive covenants to which he is bound under the employment agreement.

In the event Mr. Bullock’s employment was terminated due to his death or disability, Mr. Bullock (or his estate or surviving spouse in the case of his death) would be entitled to: (i) accrued benefits, (ii) any earned but unpaid annual cash incentive award for the year preceding the year of termination, (iii) any target annual cash incentive award for the year of termination, and (iv) continuation of family health benefits at the active rate of executives for an eighteen month period, provided Mr. Bullock’s (or, in the case of his death, his surviving spouse’s) timely election of benefit continuation coverage under COBRA. In the event Mr. Bullock’s employment was terminated due to his disability, a condition precedent to the receipt of the continuation of family health benefits was Mr. Bullock’s execution of a full and complete release of claims in favor of the Company and its subsidiaries and affiliates. In the event Mr. Bullock’s employment was terminated by the Company for “cause,” Mr. Bullock would only be entitled to his accrued benefits, and would not be entitled to any other benefits, unless otherwise required by applicable law.

During employment and for a 12-month period thereafter, Mr. Bullock is subject to non-competition and non-solicitation covenants. Mr. Bullock’s employment agreement also contains customary non-disclosure, intellectual property and non-disparagement covenants.

On March 23, 2021, the Company and Mr. Bullock entered into a Separation Agreement in connection with his termination of employment from the Company. Under the Bullock Separation Agreement, from April 1, 2021 until June 30, 2021, or as may be extended thereafter by mutual agreement of the parties, Mr. Bullock may provide consulting services relating to the transition of his duties to his successor, at an hourly rate based on his annual base salary divided by 2,080. Upon Mr. Bullock’s execution and non-revocation of the Bullock Separation Agreement, and pursuant to the circumstances of his departure, Mr. Bullock became entitled to the severance benefits for a termination without cause under his employment agreement as follows: (i) one times the sum of (A) his base salary and (B) his target annual cash incentive award for the year prior to the year of termination ($1,300,000); (ii) a target annual cash incentive award for the year of termination ($700,000); (iii) continuation of health benefits at the active rate of executives for up to 18 months; and (iv) continued vesting of all unvested equity awards ($1,349,238 based on the December 31, 2020 stock price and assuming target performance). In addition, Mr. Bullock is eligible to receive attorneys’ fees incurred in connection with the negotiation of the Bullock Separation Agreement. The Bullock Separation Agreement also provides that Mr. Bullock will remain subject to the restrictive covenants set forth in his employment agreement.

Mr. Harris

Mr. Harris’ employment agreement in effect for fiscal 2020 provides that his employment will continue for an indefinite term unless and until terminated by either the Company or Mr. Harris upon six-months’ notice of such termination of employment.

Mr. Harris’ employment agreement includes confidentiality provisions and prohibits Mr. Harris from competing with the Company or its affiliates, or soliciting its customers or employees for the one-year period following his termination. Effective January 1, 2021, Mr. Harris is eligible for severance pursuant to the terms of the ESP.

Separation Agreement – Mr. Schmidt

On July 8, 2020 the Company entered into an agreement amending the employment agreement of Mr. Schmidt. The amendment provided that Mr. Schmidt transitioned into a new position of Group Advisor effective as of June 15, 2020 for a term scheduled to terminate on March 31, 2021, with a garden leave beginning on January 1, 2021. Under Mr. Schmidt’s employment agreement, he became entitled to six months’ notice of termination, or, at the Company’s option, a lump sum payment of his base salary over that time period. Under the agreement, as of January 1, 2021, Mr. Schmidt continued to receive his base salary during the three months of garden leave. He will also receive a payment of $201,571, the majority of which represents the remaining three months’ base salary related to his contractual notice of termination. The agreement also included a release of claims against the Company. Any outstanding LTI awards continued to be governed by the terms and conditions of the incentive plan and award agreements pursuant to which such awards were granted.

Executive Severance Plan

On November 6, 2020, we adopted the ESP, which became effective on January 1, 2021. None of our NEOs was entitled to receive severance benefits under the ESP during 2020. However, beginning in 2021, Messrs. Carter and Harris and Ms. Kiene are eligible to participate in the ESP. Under the ESP, participants are entitled to certain severance benefits if their employment is terminated by the Company and its affiliates other than for “cause” (as that term is defined in the ESP). If a participant’s employment terminates without cause, subject to his or her timely execution and non-revocation of a release of claims and continued compliance with restrictive covenants (including confidentiality, non-disparagement, non-competition, and non-solicitation covenants), he or she will receive the following severance benefits: (i) an amount equal to 0.75 times (or, if the termination occurs within 24 months following a “change in control” (as that term is defined in the Executive Plan), 1.00 times) the participant’s annual base salary in effect as of the date of the termination, to be paid within 60 days of such termination; (ii) if the termination occurs after the end of the first quarter of the calendar year, an amount equal to the participant’s annual cash incentive payment for the year of termination, based on actual performance, prorated based on the number of days participant remained an employee, to be paid on the later of (x) the date the annual cash incentive payment is paid to participants generally and (y) 60 days following such termination; (iii) any accrued, but unpaid as of the date of the termination, annual cash incentive payment for any completed performance period ending prior to the date of such termination, to be paid on the later of (x) the date the annual cash incentive payment is paid to participants generally and (y) 60 days following such termination; and (iv) if the participant timely elects COBRA continuation coverage, payment by the Company or its subsidiaries equal to the difference between the cost of such COBRA continuation coverage and the amount active employees pay for health coverage through the earlier of the end of the nine-month period (or, if the termination occurs within 24 months following a change in control, twelve-month period) following the termination and the participant becoming eligible for health insurance coverage under another employer’s plan. In the event a participant holds any equity awards granted under the Argo Group International Holdings, Ltd. 2019 Omnibus Incentive Plan, the treatment of such equity awards in the event of a termination without cause will continue to be governed by the terms of such plan and any applicable award agreements.

If any payments and benefits to be paid or provided to a participant, whether pursuant to the terms of the ESP or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code of 1986, as amended, the payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the eligible employee.

Equity Awards

In addition to the foregoing employment arrangements, our Omnibus Incentive Plan, which was approved by our shareholders in 2019, gives our Committee the discretion, among other methods, to provide for the accelerated vesting and/or a purchase of our NEOs’ equity grants by the Company upon the occurrence of a change in control (as defined in the plan). Further, the NEO equity grant agreements provide for accelerated vesting upon termination of employment due to death or disability. Other than in the case of a good reason termination following a change in control or a termination of employment due to death or disability, if an NEO voluntarily terminates his or her employment with the Company or is terminated for cause, he or she forfeits all unvested equity awards.

The amounts shown in the table below are calculated based on the assumption that a termination or change of control occurred on December 31, 2020 with the severance benefits then in effect as of that date. The values shown are calculated using the Company’s closing stock price on that date. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to the achievement of financial and individual performance goals and thresholds and their current salaries and benefits at such time. Effective January 1, 2021, Messrs. Carter, Harris and Kiene are covered under the terms of the ESP. Please see the description above for a summary of benefits payable under the ESP.

Name	Benefit	Death or Disability	Termination Without Cause	Termination Without Cause / for Good Reason with a CIC
Kevin J. Rehnberg	Cash Severance(1)	$–	$2,193,750	$4,387,500
	Annual Incentive Award (2)	$–	$1,218,750	$1,218,750
	Unvested Restricted Stock Awards (3)	$4,621,188	$3,364,856	$4,621,188
	Health, Medical, Dental Benefits (4)	$29,157	$29,157	$29,157

	Total	$4,650,345	$6,806,513	$10,256,595

Jay S. Bullock	Cash Severance(1)	$–	$1,300,000	$2,600,000
	Annual Incentive Award (2)	$700,000	$700,000	$700,000
	Unvested Restricted Stock Awards (3)	$1,349,238	$1,349,238	$1,349,238
	Health, Medical, Dental Benefits (4)	$29,691	$29,691	$29,691

	Total	$2,078,929	$3,378,929	$4,678,929

Timothy D. Carter	Cash Severance	$–	$–	$–
	Annual Incentive Award	$–	$–	$–
	Unvested Restricted Stock Awards (3)	$–	$–	$–

	Total	$–	$–	$–

Matt Harris	Cash Severance (1)	$–	$272,980	$272,980
	Annual Incentive Award	$–	$–	$–
	Unvested Restricted Stock Awards (3)	$820,599	$–	$820,599

	Total	$820,599	$272,980	$1,093,579

Allison D. Kiene	Cash Severance (1)	$–	$250,000	$250,000
	Annual Incentive Award	$–	$–	$–
	Unvested Restricted Stock Awards (3)	$–	$–	$–

	Total	$–	$250,000	$250,000
Former Named Executive Officer

Axel Schmidt	Cash Severance (1)	$–	$295,884	$295,884
	Annual Incentive Award	$–	$–	$–
	Unvested Restricted Stock Awards (3)	$938,283	$–	$938,283

	Total	$983,283	$295,884	$1,234,166

(1)

For Messrs. Rehnberg and Bullock, cash severance is equal to one times base salary plus target bonus in the event of termination without case, or two times base salary plus target bonus in the event of a termination without cause, or, in the case of Mr. Bullock by the executive for good reason within 2 years following change in control of the Company. For Ms. Kiene, cash severance is equal to six months’ salary in the event of termination without cause. For Messrs. Schmidt and Harris, amounts represent the aggregate pre-tax value of the portion of base salary that would continue to be paid over the course of the six-month notice period, or that would be paid in lieu of the notice period if employment was terminated with immediate effect, in the case of a termination without cause. Mr. Harris is paid in British Pounds. His salary was converted into U.S. dollars for purpose of the foregoing table using the December 31, 2020 exchange rate of 1.3649 US$/GBP. Mr. Schmidt is paid in Swiss Francs. His salary was converted into U.S. dollars for purpose of the foregoing table using the December 31, 2020 exchange rate of 1.113 US$/CHF.

(2)

In the case of Mr. Rehnberg, amounts represent earned annual incentive award for death and disability and target annual incentive for termination without cause and termination without cause in connection with a change in control. In the case of Mr. Bullock amounts represent target annual incentive payable in connection with each scenario.

(3)

Amounts represent the intrinsic pre-tax value of each NEO’s unvested restricted stock awards using the closing market price of the Company’s Common Shares on December 31, 2020 of $43.70 that would continue to vest upon termination of employment in accordance with terms of their employment agreements or that would accelerate and vest upon termination of employment due to death or disability or that may accelerate and vest upon termination of employment in connection with a change in control.

(4)

Amounts represent continued participation in the Company’s health and medical plans on the same terms and conditions available to active employees of the Company for a full 18-month period following the termination date based on the rates in effect for coverage as of December 31, 2020.

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO:

For 2020, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our CEO) was $97,300; and

•	the annual total compensation of our CEO was $3,927,090. This reflects Mr. Rehnberg’s first full year of compensation as CEO.

Based on this information for fiscal year 2020, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 40:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. Given the leverage of our executive compensation program towards performance-based elements, we expect that our pay ratio disclosure will fluctuate year-to-year based on the Company’s performance. In the case of 2020, our pay ratio increased as compared to the 2019 pay ratio as a result of increased compensation that Mr. Rehnberg received for his first full year as CEO.

The total compensation of the median employee, including any perquisites and other benefits, is determined in the same manner that we determine the total compensation of our named executive officers for purposes of the 2020 Summary Compensation Table disclosed above. For 2020, the total compensation of our median employee was $97,300. This total compensation amount for our median employee was then compared to the 2020 total compensation of our CEO as reported in the 2020 Summary Compensation Table to determine the pay ratio.

Given the different methodologies that various public companies will use to determine their pay ratio, the pay ratio disclosed above should not be used as a basis for comparison between or among companies.

To identify our median employee, we first determined our employee population as of December 31, 2020 (the “Determination Date”). We had 1,443 employees, representing all full-time, part-time, seasonal and temporary employees as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. We then measured the employee population’s total target cash compensation for the period beginning on January 1, 2020 and ending on December 31, 2020. This compensation measurement was calculated by totaling, for each employee, his or her base salary and target annual cash incentive award for 2020. We annualized compensation for any employees who were employed for less than the full fiscal year, but we did not annualize the compensation for employees in temporary or seasonal positions.

PROPOSAL 3: APPROVE ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND TO REFER DETERMINATION OF ITS REMUNERATION

TO THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

On the recommendation of the Board’s Audit Committee, the Board recommends that the firm of Ernst & Young be appointed as our independent registered public accounting firm for the fiscal year ending December 31, 2021. This recommendation is being presented to the shareholders for their approval at the Annual General Meeting. If the shareholders do not approve the appointment of Ernst & Young, the Board’s Audit Committee will reconsider whether or not to retain Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 but will not be obligated to terminate the appointment. Even if the shareholders approve the appointment of Ernst & Young, the Board’s Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board’s Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

A representative of Ernst & Young is expected to attend the Annual General Meeting, with the opportunity to make a statement if he or she so desires and to respond to questions. Shareholders at the Annual General Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Audit Committee of the Board of Directors.

Required Vote and Board Recommendation

The approval of the appointment of Ernst & Young as our independent auditors and to refer determination of the auditors’ remuneration to the Audit Committee of the Board of Directors will be decided by an ordinary resolution; that is a resolution duly adopted by the Board of Directors, which has already occurred, and then approved by shareholders with a simple majority of votes cast in person or by proxy. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions and broker non-votes will not count as votes cast and, therefore, will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND TO REFER DETERMINATION OF ITS REMUNERATION TO THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.

Relationship with Independent Auditors

Fees Paid to Ernst & Young by Argo Group in 2019 and 2020

The fees incurred in 2019 and 2020 for services provided by Ernst & Young to Argo Group were as follows:

Category	2020	2019
Audit Fees (1)	$5,936,300	$5,930,000
Audit-Related Fees (2)	156,200	50,000
Tax Fees (3)	964,932	972,527
All Other Fees (4)	7,200	3,000

TOTAL	$7,064,632	$6,955,527

(1)

“Audit Fees” include the aggregate fees incurred for professional services rendered by Ernst & Young for the review of Argo Group’s quarterly reports for 2020 and 2019 and its fee for the audit of Argo Group’s annual consolidated financial statements for the years ended December 31, 2020 and 2019. “Audit Fees” also include fees incurred for professional services related to other statutory and regulatory filings. The fees include Ernst & Young’s estimate of unbilled fees related to services for 2020.

(2)

“Audit-Related Fees” include fees incurred for assurance and related services that are reasonably related to the performance of the audit and not included in the “Audit Fees” described above. These services include audits of the employee benefits plans for 2020 and 2019 as well as performing post report reviews for comfort letter in connection with S-3 registration statement in 2020.

(3)

“Tax Fees” are fees incurred for Ernst & Young’s tax services, which include tax planning, advice and assistance for Argo Group regarding statutory, regulatory or administrative developments and other international, federal, state and local issues and non-income tax minimization and planning.

(4)	“All Other Fees” includes fees for services related to the purchase of online accounting research software for 2020 and 2019.

Argo Group Pre-Approval Process

All services provided by Ernst & Young to Argo Group in 2019 and in 2020 were permissible under applicable laws and regulations and were specifically pre-approved by the Audit Committee of Argo Group, as required under its charter. The Audit Committee can delegate authority to subcommittees or an individual committee member to approve services by Ernst & Young in the event there is a need for such approval prior to the next full Audit Committee meeting. A full report of such interim approvals, if any, is required to be given at the next Audit Committee meeting.

Report of the Audit Committee

The Audit Committee assists the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the independent registered public accounting firm, and (iv) the performance of the Company’s internal auditing department and the independent registered public accounting firm.

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent registered public accounting firm, as appropriate.

In connection with performing its oversight role related to the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management and with representatives from Ernst &Young;

•	discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and

•	received from Ernst & Young the written disclosures and the letter regarding the auditors’ independence, and discussed with the independent auditors, the independent auditors’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

AUDIT COMMITTEE:

Fred R. Donner (Chair)

Bernard C. Bailey

Thomas A. Bradley

Dymphna A. Lehane

Kathleen A. Nealon

ANNUAL REPORT TO SHAREHOLDERS

A copy of our Annual Report, excluding exhibits, may be obtained by shareholders without charge by request to Investor Relations, 90 Pitts Bay Road Pembroke, HM 08, Bermuda or by calling 441-296-5858 and may be accessed on our website at www.argolimited.com.

In addition, Argo Group will post copies of the Annual Report on Form 10-K for the fiscal year 2020 and this proxy statement on its website at www.argolimited.com. The reference to Argo Group’s website does not incorporate by reference the information contained in the website and such information should not be considered a part of this proxy statement.

SHAREHOLDER PROPOSALS FOR 2022 ANNUAL GENERAL MEETING

Under SEC rules and our Bye-Laws, shareholders must follow certain prescribed procedures to introduce an item of business at an annual general meeting.

Under these procedures, if a shareholder desires to present a proposal for inclusion in our 2022 proxy statement, such shareholder must submit the proposal in writing to us for receipt not later than November 25, 2021. Proposals must comply with the proxy rules relating to shareholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in our 2022 proxy materials.

Shareholders who wish to submit a proposal or nomination for consideration at our 2022 Annual General Meeting, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver a copy of their proposal or nomination to us for receipt not later than 60 days prior to the date of our 2022 Annual General Meeting (such deadline currently expected to be on or about March 7, 2022). Any such notice must also meet certain other requirements specified in our Bye-Laws.

In either case, proposals or nominations should be delivered to Argo Group International Holdings, Ltd. c/o Craig S. Comeaux, Secretary, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

You may obtain a copy of Argo Group’s Bye-Laws by writing to our Secretary at the above address.

By Order of the Board of Directors

Craig S. Comeaux

Secretary

March 25, 2021

Annex A

RECONCILIATION OF OPERATING INCOME (LOSS) TO NET INCOME (LOSS)

“Operating income” is an internal performance measure used in the management of the Company’s operations and represents after-tax (at an assumed effective tax rate of 15%) operating results excluding, as applicable, net realized investment gains or losses, net foreign exchange gain or loss, and other similar non-recurring items, as well as preferred share dividends. The Company excludes net realized investment gains or losses, net foreign exchange gain or loss, and other similar non-recurring items from the calculation of operating income because these amounts are influenced by and fluctuate in part by market conditions that are outside of management’s control. In addition to presenting net income determined in accordance with U.S. GAAP, the Company believes that showing operating income enables investors, analysts, rating agencies and other users of the Company’s financial information to more easily analyze our results of operations and underlying business performance. Operating income should not be viewed as a substitute for U.S. GAAP net income. The reconciliation of operating income to net income is as follows:

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

RECONCILIATION OF OPERATING INCOME TO NET INCOME

(in millions)

(unaudited)

	For the Years Ended December 31,
	2020	2019

Net loss, as reported	$(54.1)	$(14.1)
Income tax provision	7.7	14.1

Net (loss) income, before taxes	(46.4)	-
Add (deduct):
Net realized investment (gains) losses	7.2	(80.1)
Foreign currency exchange losses (gains)	15.4	(9.8)
Other corporate expenses	5.8	37.6
Impairment of goodwill	-	15.6

Operating loss before taxes and preferred share dividends	(18.0)	(36.7)
Income tax benefit, as assumed rate (1)	(2.7)	(5.5)
Preferred share dividends	4.6	-

Operating loss	$(19.9)	$(31.2)

(1)	For the purpose of calculating Operating Income, an assumed tax rate of 15% was used for all periods presented.

A-1

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

ATTN: CRAIG COMEAUX

90 PITTS BAY ROAD

PEMBROKE HM 08, BERMUDA

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:00 a.m. Eastern Time on May 4, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:00 a.m. Eastern Time on May 4, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D43594-P49728	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

    ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

    The Board of Directors recommends you vote FOR each of the following:

1.	Election of the 9 nominees for director named in the accompanying proxy statement for a one-year term.

	For	Against	Abstain

1a. Bernard C. Bailey	☐	☐	☐

1b. Thomas A. Bradley	☐	☐	☐

1c. Fred R. Donner	☐	☐	☐

1d. Anthony P. Latham	☐	☐	☐

1e. Dymphna A. Lehane	☐	☐	☐

1f. Samuel G. Liss	☐	☐	☐

1g. Carol A. McFate	☐	☐	☐

1h. Al-Noor Ramji	☐	☐	☐

1i. Kevin J. Rehnberg	☐	☐	☐

		For	Against	Abstain

2.	Approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers.	☐	☐	☐

3.	Approve Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2021 and refer the determination of its remuneration to the Audit Committee of the Board of Directors.	☐	☐	☐

4.	To come take before action the upon meeting any other or any matter adjournments that may properly thereof.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D43595-P49728

ARGO GROUP INTERNATIONAL HOLDINGS, LTD. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Argo Group International Holdings, Ltd. (“Argo Group”) hereby appoints KEVIN J. REHNBERG and CRAIG S. COMEAUX, and each of them, with the full power of substitution to each, as the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote as specified herein, all shares of Common Stock held of record by the undersigned on March 15, 2021 at the 2021 Annual General Meeting of Shareholders of the Company to be held on Thursday, May 6, 2021 at noon Bermuda local time at 90 Pitts Bay Road, Pembroke, HM 08, Bermuda and at any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH DIRECTOR AND “FOR” ITEMS 2 AND 3 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND AVAILABILITY OF PROXY MATERIALS DATED MARCH 25, 2021.

Continued and to be signed on reverse side